UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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PANERA BREAD COMPANY
(Name of Registrant as Specified In Its Charter)

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PANERA BREAD COMPANY

3630 South Geyer Road, Suite 100

St. Louis, Missouri 63127

April 15, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Panera Bread Company on Thursday, May 19, 2016 at 10:30 a.m., Central Time. The Annual Meeting will be held at our corporate offices, located at 3630 South Geyer Road, St. Louis, Missouri 63127.

The attached Notice of 2016 Annual Meeting of Stockholders and proxy statement provide important information about the Annual Meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to Panera. We urge you to read the accompanying materials regarding the matters to be voted on at the Annual Meeting and to submit your voting instructions by proxy. Our Board of Directors recommends that you vote “for” each of the proposals listed on the attached Notice.

You may submit your proxy either by returning the enclosed proxy card or by submitting your proxy over the telephone or the Internet. If you submit your proxy before the meeting but later decide to attend the Annual Meeting in person, you may still vote in person at the Annual Meeting.

On behalf of our Board of Directors and management, I thank you for your continuing support and confidence.

/s/ Ronald M. Shaich

RONALD M. SHAICH

Chairman and Chief Executive Officer

PANERA BREAD COMPANY

3630 South Geyer Road, Suite 100

St. Louis, Missouri 63127

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To be Held on Thursday, May 19, 2016

The 2016 Annual Meeting of Stockholders, or Annual Meeting, of Panera Bread Company will be held on Thursday, May 19, 2016 at 10:30 a.m., Central Time, at our corporate offices, located at 3630 South Geyer Road, St. Louis, Missouri 63127. At the Annual Meeting, stockholders will consider and act upon the following matters:

1. To elect three Class III directors nominated by our Board of Directors, each to serve for a term ending at the 2019 Annual Meeting of Stockholders and until his or her respective successor has been duly elected and qualified;

2. To approve, in an advisory “say-on-pay” vote, the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in the attached proxy statement;

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2016; and

4. To transact such other business as may properly come before the Annual Meeting and any postponement, adjournment, rescheduling or continuation thereof.

Stockholders of record of our Class A Common Stock and our Class B Common Stock at the close of business on March 24, 2016, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Your vote is important, regardless of the number of shares you own. If you are a stockholder of record, please vote in one of the following ways:

•

Vote over the Internet, by going to the website of our tabulator, Computershare Trust Company, N.A., at www.investorvote.com/PNRA and following the instructions for Internet voting shown on the enclosed proxy card;

•	Vote by Telephone, by calling (800) 652-VOTE (8683) and following the recorded instructions; or

•

Vote by Mail, by completing and signing your enclosed proxy card and mailing it in the enclosed postage prepaid envelope. If you vote over the Internet or by telephone, please do not mail your proxy card.

If your shares are held in “street name,” that is, held for your account by a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

You may obtain directions to the Annual Meeting by contacting our Investor Relations Coordinator at (800) 301-5566, ext. 6500. Whether or not you plan to attend the Annual Meeting in person, we urge you to take the time to vote your shares.

Please read the attached proxy statement in its entirety, as it contains important information you need to know to vote at the Annual Meeting.

By Order of the Board of Directors,

/s/ Louis DiPietro

LOUIS DIPIETRO

Secretary

April 15, 2016

PANERA BREAD COMPANY

3630 South Geyer Road, Suite 100

St. Louis, Missouri 63127

PROXY STATEMENT

For the 2016 Annual Meeting of Stockholders on Thursday, May 19, 2016

This proxy statement and the enclosed proxy card are being furnished to you in connection with the solicitation of proxies by the Board of Directors of Panera Bread Company (which we also refer to as Panera), for use at the 2016 Annual Meeting of Stockholders, or Annual Meeting, to be held on Thursday, May 19, 2016 at 10:30 a.m., Central Time, at our corporate offices, located at 3630 South Geyer Road, St. Louis, Missouri 63127, and at any adjournments, postponements, continuations or reschedulings thereof.

The Notice of 2016 Annual Meeting of Stockholders, this proxy statement, the accompanying proxy card and our Annual Report to Stockholders for the fiscal year ended December 29, 2015, or 2015 Annual Report, are being mailed to stockholders on or about April 18, 2016. Stockholders should review the information provided herein in conjunction with the 2015 Annual Report that accompanies this proxy statement.

Important Notice Regarding the Availability of Proxy Materials For the 2016 Annual Meeting of Stockholders to be Held on Thursday, May 19, 2016

This proxy statement and the 2015 Annual Report are available for viewing, printing and downloading at www.panerabread.com/2016AnnualMeeting.

A copy of our Annual Report on Form 10-K (including financial statements and schedules) for the fiscal year ended December 29, 2015, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to:

Panera Bread Company

Attn: Investor Relations Coordinator

3630 South Geyer Road, Suite 100

St. Louis, Missouri 63127

Telephone: (800) 301-5566, ext. 6500

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 29, 2015 are also available on the SEC’s website at www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q. Why did I receive these proxy materials?	A.	We are providing these proxy materials to you in connection with the solicitation by our Board of Directors, or Board, of proxies to be voted at the Annual Meeting, to be held at our corporate offices, located at 3630 South Geyer Road, St. Louis, Missouri 63127, on Thursday, May 19, 2016 at 10:30 a.m., Central Time.

Q. What is included in the proxy materials?	A.	The proxy materials include this proxy statement, a proxy card and the 2015 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 29, 2015.

Q. What is the purpose of the Annual Meeting?	A.	The purpose of the Annual Meeting is to obtain approval for the proposals described herein and such other business as may properly come before the meeting and any postponement, adjournment, rescheduling or continuation thereof.

Q. What are the recommendations of the Board?	A.

Our Board unanimously recommends that you vote your shares:

•    “FOR” the election of the three class III directors nominated by our Board as set forth in this proxy statement;

•    “FOR” the approval, in an advisory “say-on-pay” vote, of the compensation of our named executive officers; and

•    “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2016.

Q. Who can vote at the Annual Meeting and what are the voting rights of such stockholders?	A.

Our Board has fixed March 24, 2016 as the record date for the Annual Meeting. If you were a stockholder of record on the record date, you are entitled to vote (in person or by proxy) all of the shares that you held on that date at the Annual Meeting and at any postponement, adjournment, rescheduling or continuation thereof.

On the record date, we had 22,799,897 shares of Class A Common Stock outstanding (each of which entitles its holder to one vote per share) and 1,381,730 shares of Class B Common Stock outstanding (each of which entitles its holder to three votes per share). Unless indicated otherwise, we refer to our Class A Common Stock and Class B Common Stock in this proxy statement collectively as our Common Stock. Holders of Common Stock do not have cumulative voting rights.

No securities other than our Class A Common Stock and Class B Common Stock are entitled to vote at the Annual Meeting. Only stockholders of record on March 24, 2016 are entitled to notice of, and to vote at, the Annual Meeting.

Q. How do I vote?	A.	If your shares are registered directly in your name, you may vote:

(1)    Over the Internet: Go to the website of our tabulator, Computershare Trust Company, N.A., or Computershare, at www.investorvote.com/PNRA. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m., Eastern Time, on Wednesday, May 18, 2016, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

(2)    By Telephone: Call 1-800-652-VOTE (8683), toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern Time, on Wednesday, May 18, 2016, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

(3)    By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Computershare. Your shares will be voted according to your instructions. Computershare must receive the proxy card by Wednesday, May 18, 2016, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

(4)    In Person at the Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting.

If your shares are held in “street name,” meaning they are held for your account by a bank, broker or other nominee, you may vote:

(1) Over the Internet or by Telephone: You will receive instructions from your bank, broker or other nominee if they permit Internet or telephone voting. You should follow those instructions.

(2) By Mail: You will receive instructions from your bank, broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3)    In Person at the Meeting: Contact your bank, broker or other nominee who holds your shares to obtain a legal proxy and bring it with you to the Annual Meeting. A legal proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in street name through a bank, broker or other nominee in person at the Annual Meeting unless you have a legal proxy from that bank, broker or other nominee issued in your name giving you the right to vote your shares.

Q. How will my shares be voted if I do not return my proxy or do not provide specific voting instructions in the proxy card or voting instruction form that I submit?	A.

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy or by ballot at the Annual Meeting. If you submit a proxy card without giving specific voting instructions on one or more matters listed in the notice for the meeting, your shares will be voted as recommended by our Board on such matters, and as the proxyholders may determine in their discretion how to vote with respect to any other matters properly presented for a vote at the Annual Meeting.

If your shares are held in street name at a broker, your broker may under certain circumstances vote your shares on “routine” matters if you do not timely provide voting instructions in accordance with the instructions provided by them. However, if you do not provide timely instructions, your broker does not have the authority to vote on any “non-routine” proposals at the Annual Meeting and a “broker non-vote” would occur.

Q. How will my shares be voted if I mark “Abstain” on my proxy card?	A.	We will count a properly executed proxy card marked “Abstain” as present for purposes of determining whether a quorum is present, but abstentions will not be counted as votes cast for or against any given matter.

Q. Can I change my vote or revoke my proxy?	A.	If your shares are registered directly in your name, you may revoke your proxy or change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

(1)    Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 11:59 p.m., Eastern Time, on Wednesday, May 18, 2016.

(2) Sign a new proxy and mail it as instructed above. Only your latest dated, valid proxy received by Computershare not later than Wednesday, May 18, 2016 will be counted.

(3)    Attend the Annual Meeting, request that your proxy be revoked and vote in person as instructed above. Attending the Annual Meeting will not revoke your Internet vote, telephone vote or proxy, as the case may be, unless you specifically request it.

If your shares are held in street name, you may submit a new, later-dated voting instruction form or contact your bank, broker or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the question above entitled “How do I vote?”.

Q. What effect do broker non-votes have on the proposals?	A.	Under applicable stock exchange rules, brokers may vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions; however, on matters considered “non-routine,” brokers may not vote shares without their customers’ instruction. Shares that are voted on “routine” proposals by brokers but not on those proposals deemed “non-routine” are referred to as “broker non-votes” with respect to the “non-routine” proposals.

The election of directors (Proposal 1) and the advisory “say-on-pay” vote (Proposal 2) are “non-routine” matters. The ratification of the appointment of our independent registered public accounting firm (Proposal 3) is a “routine” matter.

We encourage you to provide voting instructions to your bank, broker or other nominee by giving your proxy to them. This ensures that your shares will be voted at the Annual Meeting according to your instructions.

Q. How many shares must be present to hold the Annual Meeting?	A.	Holders of a majority in interest of the combined voting power of the Common Stock issued, outstanding and entitled to vote must be present to hold the Annual Meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone, by mail or that are represented in person at the Annual Meeting. Abstentions are counted for the purpose of determining the presence of a quorum. Broker non-votes are counted for the purpose of determining the presence of a quorum. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

Q. What vote is required to approve each proposal and how are votes counted?	A.

Proposal 1 – Election of Three Class III Directors

The three nominees for director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. Proposal 1 is a non-routine matter. Therefore, if your shares are held by a bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee cannot vote your shares on Proposal 1. In this regard, please note that brokers may not vote on the election of directors in the absence of specific client instructions. Those who hold shares in a brokerage account are encouraged to provide voting instructions to their broker. Votes that are not returned, withheld or broker non-votes will have no effect on the outcome of the election. In this regard, shares held in street name by banks, brokers or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any nominee and will be treated as broker non-votes.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

With respect to Proposal 1, you may:

•    vote FOR all nominees;

•    vote FOR one or more nominees and WITHHOLD your vote from the other nominees; or

•    WITHHOLD your vote from all nominees.

Proposal 2 – Advisory “Say-on-Pay” Vote on the Compensation of Our Named Executive Officers

To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the approval of the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in this proxy statement. Proposal 2 is a non-routine matter. Therefore, if your shares are held by a bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee cannot vote your shares on Proposal 2. Shares held in street name by banks, brokers or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 2 will not be counted as votes FOR or AGAINST Proposal 2 and will be treated as broker non-votes. Broker non-votes will have no effect on the voting on Proposal 2. If you vote to ABSTAIN on this Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will not be counted as votes cast or shares withheld on Proposal 2. Voting to ABSTAIN will have no effect on the voting on Proposal 2.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our Board (or any committee thereof). However, our Compensation and Management Development Committee and our Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm

To approve Proposal 3, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 3 is a routine matter. If your shares are held by a bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee may vote your unvoted shares on Proposal 3. If you vote to ABSTAIN on this Proposal 3, your shares will not be voted FOR or AGAINST the proposal and will not be counted as votes cast or shares withheld on the Proposal 3. Voting to ABSTAIN will have no effect on the voting on Proposal 3.

Although stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2016 by the Audit Committee of our Board is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If such ratification is not approved at the Annual Meeting, our Audit Committee may reconsider its appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2016.

Q. Are there other matters to be voted on at the Annual Meeting?	A.	We do not know of any matters that may come before the Annual Meeting other than as discussed in this proxy statement. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q. Where can I find the voting results?	A.	We will report the voting results in a Current Report on Form 8-K within four business days following the conclusion of the Annual Meeting.

Q. What are the costs of soliciting these proxies?	A.

We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies by personal interview, mail, telephone, facsimile, email, other electronic channels of communication, or otherwise without additional compensation.

We have also retained MacKenzie Partners, Inc. to solicit proxies and to request brokers and other nominees to forward proxy soliciting materials to the owners of stock held in their names. For these services, we have paid a fee of $15,000, plus expenses. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy materials to beneficial owners.

BOARD OF DIRECTORS AND MANAGEMENT

Information Regarding Directors and Director Nominees

Our certificate of incorporation and our by-laws provide for the classification of our Board into three classes. The terms of service of the three classes are staggered so that the term of one class expires each year. At each annual meeting of stockholders, directors are elected for a full term of three years to continue or succeed those directors whose terms are expiring.

On January 31, 2016, our Board increased the size of our Board from seven members to nine members and elected Mark Stoever as a Class I director and James D. White as a Class II director. Our Board currently consists of nine directors. Class I consists of Fred K. Foulkes, D.B.A., Ronald M. Shaich and Mark Stoever, each with a term ending at the 2017 Annual Meeting of Stockholders. Class II consists of Domenic Colasacco, Thomas E. Lynch and James D. White, each with a term ending at the 2018 Annual Meeting of Stockholders. Class III consists of Larry J. Franklin, Diane Hessan and William W. Moreton, each with a term ending at the 2016 Annual Meeting of Stockholders.

Upon the recommendation of our Committee on Nominations and Corporate Governance, our Board has nominated Ms. Diane Hessan and Messrs. Larry J. Franklin and William W. Moreton for re-election at the Annual Meeting as Class III directors, each to serve until the 2019 Annual Meeting of Stockholders and until his or her respective successor has been duly elected and qualified.

Director Biographies and Qualifications

The following table provides biographical information relating to each director and director nominee, including his or her age and period of service as a director of Panera; his or her committee memberships; his or her business experience, including principal occupation and employment and directorships at other public companies, during the past five years; his or her community activities; and his or her other experience, qualifications, attributes or skills that led our Board to conclude he or she should serve as a director of Panera.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Class III Director Nominees to be elected at the 2016 Annual Meeting (terms ending in 2019)

Larry J. Franklin Audit Committee Compensation and Management Development Committee Committee on Nominations and Corporate Governance	67	Mr. Franklin has served as a member of our Board since June 2001. He has served as the President and Chief Executive Officer of Franklin Sports, Inc., a branded sporting goods manufacturer and marketer, since 1986. Mr. Franklin joined Franklin Sports, Inc. in 1970 and served as its Executive Vice President from 1981 until 1986. Mr. Franklin currently serves on the Board of Directors of Bradford Soap International, Inc., a private manufacturer of private label soaps. He also has served as Chairman of the Board of the Sports and Fitness Industry Association, a global trade association in the sports product industry since from October 2009 to 2012, and as a member of its Executive Committee since 2000. Mr. Franklin’s leadership experience, particularly as a chief executive officer for 27 years, and broad functional skill set give him a valuable perspective on the business practices that are critical to the success of a large, growing

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

		company such as ours. During his 14-year tenure on our Board, Mr. Franklin has developed significant company and industry-specific experience.

Diane Hessan Committee on Nominations and Corporate Governance	61	Ms. Hessan has served as a member of our Board since November 2012. Ms. Hessan has served as Chief Executive Officer and director of the Startup Institute since October 2014. From December 1999 until February 2014, Ms. Hessan served as President and Chief Executive Officer of C Space (formerly Communispace Corporation), a marketing technology company that she founded. Since March 2014, Ms. Hessan has served as Chairman of C Space. Ms. Hessan also serves on the boards of numerous organizations, including Beth Israel Deaconess Medical Center, CoachUp, Mass Challenge and the Tufts University Board of Trustees. She is also Special Advisor to Datapoint Capital, an early-stage venture capital firm. Through her work as a senior executive and service on numerous boards, Ms. Hessan brings market research, marketing, executive leadership and oversight experience to our Board.

William W. Moreton Executive Vice Chairman	56	Mr. Moreton has served as our Executive Vice Chairman since August 2013 and as a member of our Board since May 2010. Mr. Moreton previously served as our Chief Financial Officer (Interim) from August 2014 to April 2015, our President and Co-Chief Executive Officer from March 2012 until August 2013, our President and Chief Executive Officer from May 2010 until March 2012, our Executive Vice President & Co-Chief Operating Officer from November 2008 until May 2010 and our Executive Vice President and Chief Financial Officer from October 1998 until March 2003. Prior to rejoining us in 2008, Mr. Moreton served as President and Chief Financial Officer of Potbelly Sandwich Works LLC, a restaurant chain, from April 2005 until January 2007. From January 2004 until April 2005, Mr. Moreton served as Chief Executive Officer of Baja Fresh, a subsidiary of Wendy’s International, Inc. Prior to Baja Fresh. Mr. Moreton served as Executive Vice President, Subsidiary Brand Management for Wendy’s, and Executive Vice President and Chief Financial Officer of Quality Dining, Inc., a leading national franchisee restaurant company. Mr. Moreton brings to our Board more than 30 years of leadership and management experience, including more than 20 years in the restaurant industry.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Class I Directors (terms ending in 2017)

Fred K. Foulkes, D.B.A. Audit Committee Compensation and Management Development Committee (Chair)	74	Dr. Foulkes has served as a member of our Board since June 2003. Dr. Foulkes is a professor of organization behavior at the Questrom School of Business at Boston University, a position he has held since 1980, and he founded its Human Resources Policy Institute in 1981. Dr. Foulkes served on the Board of Directors and was chairman of the Compensation Committee of Bright Horizons Family Solutions, a provider of employer-sponsored child care and work/life consulting services, from July 1998 until its acquisition in May 2008. Dr. Foulkes has authored numerous publications on human resources management, including executive compensation. Dr. Foulkes brings to our Board significant experience in business strategy and human resources management and substantial knowledge of the restaurant industry, which knowledge has in part been attained as a result of Dr. Foulkes’s tenure on our Board and through his consulting experience.

Ronald M. Shaich Chairman and Chief Executive Officer	62	Mr. Shaich is the founder of our company and has served as a member of our Board since 1981. Mr. Shaich has led our Board since 1988, serving as Chairman since May 1999 and Co-Chairman from 1988 until 1999. Mr. Shaich has served as our Chief Executive Officer or Co-Chief Executive Officer since March 2012 and previously, from January 1988 until May 2010. Mr. Shaich brings to our Board over 35 years of leadership experience in the restaurant industry and has provided the strategic vision for our company since its founding.

Mark Stoever	48	Mr. Stoever has served as a member of our Board since January 2016. Mr. Stoever has been the President of Monster Worldwide, Inc., the parent of Monster, a leading global online employment solution, since October 2015 and its Chief Operating Officer since November 2014. Mr. Stoever served as an Executive Vice President of Monster Worldwide, Inc. from November 2014 to October 2015 and as Executive Vice President, Corporate Development and Internet Advertising at Monster Worldwide, Inc. from October 2011 until November 2014. Previously, he served as an Executive Vice President of Corporate Development and Strategic Alliances at Monster Worldwide, Inc. from September 2008 to October 2011. Mr. Stoever brings to our Board significant experience in digital technologies, B2C and recruiting and human resource management.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Class II Directors (terms ending in 2018)

Domenic Colasacco Lead Independent Director Audit Committee (Chair)	67	Mr. Colasacco has served as a member of our Board since March 2000 and as our Lead Independent Director since January 2008. Since 1992, he has served as President and Chief Executive Officer of Boston Trust & Investment Management, a banking and trust company which invests in excess of $8 billion in client assets. He also serves as Chairman of its Board of Directors. Mr. Colasacco joined Boston Trust in 1974 after beginning his career in the research division of Merrill Lynch & Co. Mr. Colasacco brings to our Board over 40 years of business and executive experience and extensive knowledge of money management and our business and industry.

Thomas E. Lynch Committee on Nominations and Corporate Governance (Chair) Compensation and Management Development Committee	56

Mr. Lynch has served as a member of our Board since March 2010, and he previously served as a member of our Board from June 2003 until December 2006. Since January 2005, Mr. Lynch has served as the Senior Managing Director of Mill Road Capital, a private equity firm that he founded in January 2005. Prior to Mill Road Capital, Mr. Lynch served as a Senior Managing Director and founder of the financial advisory firm Mill Road Associates and prior to that as a Managing Director and founder of the private equity firm Lazard Capital Partners. Mr. Lynch has also been employed as a Managing Director at the Blackstone Group, an investment and advisory firm, and as a senior consultant at the Monitor Company, a strategic consulting firm. Mr. Lynch’s extensive experience as a director includes serving as chairman of the board of directors of Rubio’s Restaurants Inc., a privately held restaurant company of which Mill Road Capital is a controlling shareholder, since August 2010 and as a director of Physicians Formula Holdings, Inc., a public cosmetics company, from April 2010 to December 2012. Mr. Lynch brings to our Board more than 25 years of experience as an investor in and manager of publicly traded companies in the retail and restaurant industries.

James D. White	55	Mr. White has served as a member of our Board since January 2016. Mr. White served as the Chief Executive Officer and President of Jamba, Inc. and Jamba Juice Company, a subsidiary of Jamba Inc. and a leading health and wellness brand and leading retailer of freshly-squeezed juice, from December 2008 until January 2016. He also served as a member of the Board of Directors of Jamba, Inc. from December 2008 until January 2016, including as Chairman of the

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Board of Directors, from May 2010 until January 2016. Mr. White has been a director of Daymon Worldwide, Inc. since February 2010 and its Non-Executive Chairman since January 2016 and has served as a director of DeVry Education Group Inc. since June 2015. He was a director of Hillshire Brands Company from October 2012 until August 2014. Mr. White brings to our Board extensive consumer products, restaurant and senior management experience.

Corporate Governance Matters

We believe that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. This section describes key corporate governance principles and practices that we have adopted. Complete copies of the corporate governance principles and practices, committee charters and standards of business conduct described below are available on the Corporate Governance page of the Our Company — Investor Relations section of our website, www.panerabread.com. Alternatively, you can request a copy of any of these documents by writing to our Investor Relations Coordinator, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127.

Corporate Governance Principles

Our Board has adopted Corporate Governance Principles and Practices to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These principles, which provide a framework for the conduct of our Board’s business, provide, among other matters, that:

•	our Board’s principal responsibility is to oversee our management and to hold our management accountable for the pursuit of our corporate objectives;

•	a majority of the members of our Board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are encouraged to attend director education programs; and

•	at least annually, our Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Stock Ownership Guidelines

Our Board believes that each non-employee director should acquire and hold shares of our stock in an amount that is meaningful and appropriate to such director. Accordingly, our Board has adopted stock ownership guidelines that require each non-employee director to own shares of our Class A Common Stock having a total value of five times the annual cash retainer paid to such director for service on our Board, which does not include fees paid for service as a committee chairman or Lead Independent Director. Each non-employee director is required to attain such ownership by the fifth annual meeting following his or her election to the Board.

Board Determination of Independence

Under the applicable rules of the NASDAQ Stock Market, or NASDAQ, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that none of Ms. Hessan, Messrs. Colasacco, Franklin, Lynch, Stoever and White or Dr. Foulkes has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

Director Nomination Process

The process followed by the Committee on Nominations and Corporate Governance to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Committee on Nominations and Corporate Governance and the Board.

Criteria and Diversity

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the principal criteria applied by the Committee on Nominations and Corporate Governance are the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and ability to act in the interests of stockholders. The Committee on Nominations and Corporate Governance does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee.

Our Board does not have a formal policy with respect to diversity, but our Corporate Governance Principles and Practices provide that an objective of Board composition is to bring to our company a variety of perspectives and skills derived from high quality business and professional experience. Our Board recognizes its responsibility to ensure that nominees for our Board possess appropriate qualifications and reflect a reasonable diversity of personal and professional experience, skills, backgrounds and perspectives, including those backgrounds and perspectives with respect to age, gender, culture, race and national origin. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to promote our strategic objectives and to fulfill its responsibilities to our stockholders.

The director biographies appearing above indicate each director nominee’s experience, qualifications, attributes and skills that led the Board to conclude that he or she should continue to serve as a member of our Board. Our Board believes that each of the director nominees has substantial achievement in his or her professional pursuits, and possesses the background, talents and experience that our Board desires and that will contribute to the best interests of our company and to long-term stockholder value.

Stockholder Nominations

Stockholders may recommend individuals to the Committee on Nominations and Corporate Governance for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our Common Stock for at least a year as of the date such recommendation is made, to the Committee on Nominations and Corporate Governance, c/o Secretary, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee on Nominations and Corporate Governance will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates identified by others.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Committee on Nominations and Corporate Governance or the Board, by following the procedures set forth under “Stockholder Proposals and Nominations for the 2017 Annual Meeting of Stockholders.” If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy statement and proxy card for the next annual meeting of stockholders. Otherwise, candidates nominated by stockholders in accordance with the procedures set forth in the by-laws will not be included in our proxy statement and proxy card for the next annual meeting.

Board Meetings and Attendance

Our Board met eight times during the fiscal year ended December 29, 2015, which we refer to as fiscal 2015, either in person or by teleconference. During fiscal 2015, each of our directors attended at least 75% of the total number of meetings of the Board and the committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

Our Corporate Governance Principles and Practices provide that our directors are expected to attend the Annual Meeting. All seven of our then-serving directors attended the 2015 Annual Meeting of Stockholders.

Board Leadership Structure

Mr. Shaich serves as Chairman of our Board and Chief Executive Officer. Our Board believes that combining the Chairman and Chief Executive Officer positions fosters clear accountability, effective decision-making and alignment of corporate strategy and is the appropriate leadership structure for us at this time. Additionally, our Board believes this leadership structure is particularly appropriate for our company given Mr. Shaich’s long history with our company, his extensive knowledge of and experience with our business and industry and his ability to effectively identify strategic priorities for our company. Our Board also believes that Mr. Shaich’s combined role of Chairman and Chief Executive Officer promotes effective execution of strategic goals and facilitates information flow between management and our Board. Nevertheless, from time to time, our Board intends to evaluate whether the Chairman and Chief Executive Officer positions should continue to be combined based on what our Board believes is best for our company and stockholders.

As Mr. Shaich is not an independent director, our Board elected Mr. Colasacco as Lead Independent Director, a position to which he was initially elected in January 2008 and to which he has been re-elected each year since then. The Lead Independent Director Position Duty Statement adopted by our Board is posted on the Corporate Governance page of the Our Company — Investor Relations section of our website, www.panerabread.com.

Pursuant to our Corporate Governance Principles and Practices and the Lead Independent Director Position Duty Statement, the Lead Independent Director is responsible for, among other matters:

•	advising the Chairman regarding Board meeting schedules;

•	approving the agendas for Board meetings;

•	advising the Chairman regarding information sent to the Board;

•	interviewing Board candidates and assisting the Board and the company with compliance with and implementation of our Corporate Governance Principles and Practices;

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	calling meetings of and presiding at executive sessions of the Board’s independent directors;

•	acting as a principal liaison between the independent directors and the Chairman; and

•	participating with the Compensation and Management Development Committee in its evaluation of our Chief Executive Officer and discussing with them his performance.

Our Board believes that its leadership structure is appropriate because it strikes an effective balance between strategy development, independent leadership and management oversight.

Board Committees

Our Board has established three standing committees — the Audit Committee, the Compensation and Management Development Committee and the Committee on Nominations and Corporate Governance, each of which operates under a charter that has been approved by our Board. Each committee’s charter is posted on the Corporate Governance page of the Our Company — Investor Relations section of our website, www.panerabread.com.

Our Board has determined that all of the members of each of its three committees are independent as defined under the NASDAQ Marketplace Rules, including, in the case of all members of the Audit Committee, the independence requirements under Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in the case of all members of the Compensation and Management Development Committee, the independence requirements under Rule 10C-1 under the Exchange Act.

Current committee memberships of our non-employee directors are set forth in the table below:

	Audit Committee	Compensation and Management Development Committee	Committee on Nominations and Corporate Governance
Domenic Colasacco**
Fred K. Foulkes
Larry J. Franklin
Diane Hessan
Thomas E. Lynch
Mark Stoever
James D. White

**	Lead Independent Director
Chair
Member

Audit Committee

The responsibilities of our Audit Committee include:

•	selecting, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing with management and our independent registered public accounting firm the effect of regulatory and accounting initiatives as well as off-balance sheet structures on our financial statements;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting and disclosure controls and procedures;

•	overseeing our internal audit function;

•	reviewing and discussing with management our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	advising the Board with respect to our policies and procedures regarding compliance with the applicable laws and regulations and with our Standards of Business Conduct;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by the rules of the SEC (which report is included on page 19 of this proxy statement).

The members of the Audit Committee are Mr. Colasacco (Chair), Dr. Foulkes and Mr. Franklin. Our Board has determined that Mr. Colasacco is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee met eight times during fiscal 2015.

Compensation and Management Development Committee

The responsibilities of our Compensation and Management Development Committee, which we refer to as the Compensation Committee, include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our Chairman and Chief Executive Officer;

•	reviewing and making recommendations to the Board with respect to the compensation of our Chairman and Chief Executive Officer;

•	determining the compensation of our other executive officers;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	in its sole discretion, retaining or obtaining the advice of compensation consultants, legal counsel or other advisors, and overseeing such consultants, legal counsel or advisors; and

•	overseeing and administering our cash and equity incentive plans.

The processes and procedures followed by our Compensation Committee in considering and determining executive compensation are described below in “Executive and Director Compensation and Related Matters—Compensation Discussion and Analysis—Executive Compensation Processes and Roles of Management, the Compensation Committee, and the Compensation Consultant.”

The members of the Compensation Committee are Dr. Foulkes (Chair) and Messrs. Lynch and Franklin. The Compensation Committee met eight times during fiscal 2015.

Committee on Nominations and Corporate Governance

The responsibilities of the Committee on Nominations and Corporate Governance include:

•	determining the skills and qualifications required of directors and developing criteria to be considered in selecting potential candidates for Board membership;

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	reviewing and making recommendations to the Board with respect to our Corporate Governance Principles and Practices; and

•	overseeing an annual evaluation of the Board.

The processes and procedures followed by the Committee on Nominations and Corporate Governance in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.”

The members of the Committee on Nominations and Corporate Governance are Mr. Lynch (Chair), Ms. Hessan and Mr.  Franklin. The Committee on Nominations and Corporate Governance met four times during fiscal 2015.

Risk Oversight

Role of Our Board in Management of Risk

Our Board administers its risk oversight function directly and through its Audit Committee and receives regular reports from members of senior management, including our Director of Internal Audit, on areas of material risk to the company, including operational, financial, legal and regulatory, strategic and reputational risks. Our Audit Committee regularly discusses with management and our Director of Internal Audit our major risk exposures, their potential financial impact on our company and the steps we take to manage them. In addition, our Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and succession planning for our executive officers. Our Committee on Nominations and Corporate Governance assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and corporate governance.

Risk Considerations in Executive Compensation

Our Compensation Committee regularly considers risk as it relates to our compensation programs, including our executive compensation program, and our Compensation Committee does not believe that our compensation programs encourage excessive or inappropriate risk taking. As described more fully below in “Compensation Discussion and Analysis,” we structure our executive compensation program to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both intermediate- and long-term corporate performance and generally are tied to the achievement of company-wide and, in some instances, department-specific goals. However, at least 50% of our annual incentive bonuses must be subject to company-wide goals and three-year performance awards may only be made subject to company-wide goals. We believe that applying company-wide metrics encourages decision-making by our executives that is in the best long-term interest of our company and stockholders. Further, we believe that these variable elements of compensation constitute a sufficient portion of overall compensation to motivate our executives to produce superior short-, intermediate- and long-term corporate results, while the fixed element of compensation is sufficiently high that our executives are not encouraged to take unnecessary or excessive risks in doing so.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee throughout fiscal 2015 were Dr. Foulkes (Chair) and Messrs. Lynch and Franklin. None of the members of the Compensation Committee had interlocking or other relationships with other boards or with us during fiscal 2015 that require disclosure under the proxy rules and regulations promulgated by the SEC.

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Chief Legal Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. The policy also permits the Chairman of the Audit Committee and the Chief Legal Officer to review proposed related person transactions that arise between committee meetings, subject to review, approval and ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. The Audit Committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.

The Audit Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined the following interests are not material, and, accordingly, a transaction or arrangement with an entity in which the related person’s sole interest is one of the following will not be considered a related person transaction:

•	Interests arising only because a related person is a director of an entity that is involved in the transaction or arrangement; or

•	Interests arising only from the ownership by one or more related persons of less than a 10% equity interest in the entity involved in the transaction, excluding general partnership interests; or

•

Interests arising only because a related person is an executive officer of an entity involved in the transaction, and (1) all related persons hold less than a 10% equity interest of the entity involved in the transaction, (2) the related person and immediate family members have and are not negotiating the transaction and have and will not receive any related special benefits, and (3) the transaction amount involves less than the greater of (A) $200,000 or (B) 5% of the annual gross revenues of the company receiving payment in the transaction; or

•	Interests arising only from the ownership of a class of our company’s stock if all stockholders of that class receive the same benefit on a pro rata basis; or

•	Interests arising only because a significant stockholder or an immediate family member is indebted to us.

In addition, our Board has determined that the following transactions are not related person transactions for purposes of this policy:

•	A transaction that involves compensation to an executive officer if the compensation has been approved by the Compensation Committee or our Board, as applicable; or

•	A transaction that involves compensation to a director for services as a director of our company if such compensation is reported pursuant to applicable law; or

•	A transaction that is specifically contemplated by provisions of our certificate of incorporation or by-laws; or

•	A transaction awarded under a competitive bid process.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Board or the Compensation Committee in the manner specified in its charter and consistent with our policies.

Related Person Transactions

Panera has engaged a third party employment and recruiting marketing agency that has made payments on behalf of Panera to Monster Worldwide, Inc. for advertisement of available jobs at Panera and recruitment related services for Panera. From December 31, 2014 to March 31, 2016, such payments totaled approximately $206,000. Mr. Stoever, a member of our board of directors, serves as President and Chief Operating Officer of Monster Worldwide, Inc.

Except as described in the preceding paragraph, since December 31, 2014 (the beginning of our most recently completed fiscal year), we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our Common Stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the compensation of our directors and executive officers, employment agreements and other agreements described below under “Executive and Director Compensation and Related Matters”.

Communicating with the Independent Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Lead Independent Director and the Chairman of the Committee on Nominations and Corporate Governance, with the assistance of our Chief Legal Officer, are primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as they consider appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Chief Legal Officer considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters that are duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to: Board of Directors, c/o Secretary, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127.

Additionally, we have established a confidential process for reporting, investigating and resolving employee and other third party concerns related to accounting, auditing and similar matters under the Sarbanes-Oxley Act of 2002. Stockholders may confidentially provide information to one or more of our directors by contacting a representative at our Ethics Hotline who will forward the information to the appropriate director. The Ethics Hotline is operated by an independent, third party service. Within the United States and Canada, the Ethics Hotline can be reached by dialing toll-free (888) 840-4151 or by email at PaneraEthicsHotline@tnwinc.com.

Standards of Business Conduct

We have adopted a written Standards of Business Conduct, a code of ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We have posted a current copy of the Standards of Business Conduct on the Corporate Governance page of the Our Company — Investor Relations section of our website, www.panerabread.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ’s listing standards concerning any amendments to, or waivers from, any provision of the Standards of Business Conduct.

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees our financial reporting process on behalf of the Board. Management is responsible for our internal controls, financial reporting processes and compliance with laws and regulations and ethical business standards. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or PCAOB, and issuing a report thereon. Our internal auditors assist the Audit Committee with its responsibility to monitor and oversee the financial reporting process and internal controls. The committee discusses with our internal auditors and independent registered public accounting firm the overall scopes and plans for their respective audits. The Audit Committee meets, at least quarterly, with the internal auditors and independent registered public accounting firm, and at their discretion with and without management present, and discusses the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

The Audit Committee has also received from, and discussed with PricewaterhouseCoopers LLP, various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communications with Audit Committees), as modified or supplemented.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter from the independent auditor required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), as modified or supplemented. The Audit Committee has discussed with the independent registered public accounting firm its independence from us.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 29, 2015.

By the Audit Committee of the Board of Directors of Panera Bread Company.

Domenic Colasacco (Chair)
Fred K. Foulkes, D.B.A.
Larry J. Franklin

Executive Officers of Panera

Certain information regarding our executive officers is set forth below. Generally, our Board appoints our officers annually, although our Board or an authorized committee of our Board may appoint officers at other times. Biographical information for Messrs. Shaich and Moreton, who serve as directors and executive officers of our company, may be found in the section entitled “Board of Directors and Management—Information Regarding Directors and Director Nominees.”

Name	Age	Position(s)
Ronald M. Shaich	62	Chairman and Chief Executive Officer
Andrew H. Madsen	60	President
Michael J. Bufano	41	Senior Vice President, Chief Financial Officer
William W. Moreton	56	Executive Vice Chairman
Charles J. Chapman III	53	Executive Vice President, Chief Operating Officer
Blaine E. Hurst	59	Executive Vice President, Chief Transformation and Growth Officer
Kenneth Koziol	57	Executive Vice President, Sourcing, Distribution and Manufacturing
Scott G. Blair	58	Senior Vice President, Chief Legal and Franchise Officer
Elizabeth A. Dunlap	54	Senior Vice President, Chief People Officer
John M. Meister	47	Senior Vice President, Chief Information Officer
William H. Simpson, Jr.	53	Senior Vice President, Chief Development Officer

Andrew H. Madsen.    Mr. Madsen has served as our President since May 2015. Prior to joining Panera, Mr. Madsen served as President and Chief Operating Officer of NCL (Bahamas) Ltd., an indirect, wholly owned subsidiary of Norwegian Cruise Line Holdings Ltd., a diversified cruise operator of global cruise lines, from October 2014 to March 2015. From November 2004 to November 2013, Mr. Madsen served as President and Chief Operating Officer and a member of the Board of Directors for Darden Restaurants, Inc., a full service restaurant operations company. He also served as President of Olive Garden from March 2002 to November 2004 and as President and Executive Vice President of Marketing of Olive Garden from October 1998 to October 2004. Mr. Madsen began his career in brand management at General Mills.

Michael J. Bufano.    Mr. Bufano has served as our Senior Vice President, Chief Financial Officer since April 2015, prior to which he served as our Senior Vice President, Planning from August 2014 to April 2015 and as our Vice President of Planning from July 2010 to August 2014. Prior to joining us, Mr. Bufano served in various positions for PepsiCo, Inc., a global food and beverage company, including as Director, Strategic & Financial Planning, PepsiCo Americas Beverages from February 2008 to July 2010.

Charles J. (Chuck) Chapman III.    Mr. Chapman has served as our Executive Vice President, Chief Operating Officer since May 2012, prior to which he served as our Executive Vice President, Development, New Business, and IT from November 2011 to May 2012. Mr. Chapman served on our Board from January 2008 until November 2011. From January 2001 until October 2011, Mr. Chapman served in several leadership positions at American Dairy Queen Corporation, a subsidiary of Berkshire Hathaway, including most recently as Chief Operating Officer from October 2005 to November 2011. Mr. Chapman also previously served as Chief Operating Officer of Bruegger’s Bagels Inc. and as President and co-Owner of Beantown Bagels, a Bruegger’s franchise. Additionally, he has held various marketing and operations positions with Darden Restaurants and began his career with the consulting firm Bain & Company.

Blaine E. Hurst.    Mr. Hurst has served as our Executive Vice President, Chief Transformation and Growth Officer since October 2014, prior to which he served as our Executive Vice President, Technology and Transformation from May 2013 to October 2014. Mr. Hurst served as our Senior Vice President, Technology and Transformation from March 2012 to May 2013 and as our Senior Vice President, Technology Business Strategies from January 2011 to March 2012. From October 2002 until January 2011, Mr. Hurst was an entrepreneur and independent consultant, assisting numerous restaurant, retail and distribution companies. From January 2001 until October 2002, Mr. Hurst served as President of eMac Digital, LLC — Restaurant Technology Solutions. He also served as Vice Chairman and President, Executive Vice President — Chief Administrative Officer and Vice President — Information Services, at Papa John’s International Inc., a chain restaurant operator, from February 1995 until December 2000.

Kenneth Koziol.    Mr. Koziol has served as our Executive Vice President, Sourcing, Distribution and Manufacturing since April 2015. Prior to joining us, Mr. Koziol served as Executive Vice President, Worldwide Chief Restaurant Officer of McDonald’s Corporation, a global foodservice retailer, from January 2012 to March 2015. While at McDonald’s, he also served in a number of other leadership roles including SVP Worldwide Innovation from July 2006 to January 2012 as well as a variety of roles in Supply Chain & Quality Assurance beginning in August of 1988. Mr. Koziol also worked at Hyatt Hotels Corporation for six years where he held a variety of restaurant management and purchasing positions.

Scott G. Blair.    Mr. Blair has served as our Senior Vice President, Chief Legal and Franchise Officer since August 2014, prior to which he served as Senior Vice President, Chief Legal Officer, General Counsel and Secretary from January 2008 to August 2014. From March 2003 until January 2008, Mr. Blair served as our Special Counsel for Employee Relations and also maintained a sole proprietorship law firm concentrating on employment law. Prior to joining us, Mr. Blair previously served as a partner in the Boston law firm Stoneman, Chandler & Miller, where he represented a range of clients before the National Labor Relations Board, Massachusetts Commission Against Discrimination, Equal Employment Opportunity Commission, Department of Labor and numerous other state and federal agencies.

Elizabeth A. Dunlap.    Ms. Dunlap has served as our Senior Vice President, Chief People Officer since June 2011. Ms. Dunlap previously served as Chief Human Resources Officer for Christie’s International, a global art business, from March 2008 until May 2010. From March 1997 until March 2008, she held several positions at Campbell Soup Company, including Vice President of Human Resources for Campbell’s Away From Home division and Vice President of Human Resources for Godiva Chocolatier. She has also held human resources positions at Sizzler Restaurants, Disney Consumer Products, Taco Bell and Carnation/Nestle.

John M. Meister.    Mr. Meister has served as our Senior Vice President, Chief Information Officer since June 2013. Prior to joining us, Mr. Meister served as Group Head – Information Technology with MasterCard Worldwide from April 1998 to June 2013. While at MasterCard, Mr. Meister was responsible for all Global Transaction Processing Systems, including Authorization, Clearing and Debit systems. In addition, Mr. Meister was responsible for the Information and Analytics platforms. From June 1991 to April 1998, Mr. Meister served as a management consultant with Accenture, where he oversaw a number of major corporate accounts.

William H. Simpson, Jr.    Mr. Simpson has served as our Senior Vice President, Chief Development Officer since September 2015. He returned to Panera as Senior Vice President in April 2015 after serving as Chief Operating Officer for Pizza Studio, a fast casual pizza brand, from October 2014 to March 2015. Mr. Simpson has previously served in various positions with us, including Senior Vice President, Chief Franchise Officer from October 2012 until September 2014, Senior Vice President, Chief Development Officer and Chief Franchise Officer from May 2012 until October 2013, Senior Vice President, Chief Company and Joint Venture Operations Officer from April 2006 until May 2012, Vice President, Retail Operations from February 2005 until April 2006 and Director of Retail Operations and Joint Venture Partner from November 2002 to February 2005. From June 1998 until November 2002, Mr. Simpson served as Vice President of Franchise Operations and Regional Vice President of Company Operations for Bennigan’s Restaurants, a chain restaurant operator.

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide our stockholders with an understanding of our compensation philosophy, objectives, programs and process, as well as the compensation paid to our named executive officers, or NEOs, in fiscal 2015. For fiscal 2015, our NEOs were:

•	Ronald M. Shaich, our Chairman and Chief Executive Officer;

•	Michael J. Bufano, who began serving as our Senior Vice President, Chief Financial Officer on April 15, 2015;

•	William W. Moreton, our Executive Vice Chairman, who also served as our Chief Financial Officer (Interim) from August 2014 to April 2015;

•	Andrew H. Madsen, who began serving as our President on May 11, 2015;

•	Charles J. Chapman III, our Executive Vice President, Chief Operating Officer; and

•	Blaine E. Hurst, our Executive Vice President, Chief Transformation and Growth Officer.

Compensation Objectives and Philosophy

Our executive compensation program is designed to meet the following primary objectives:

(1)	Management Recruitment and Retention. Attract, retain and motivate qualified and talented executive officers by offering an executive compensation package that is reasonable and competitive within the industries within which we compete for talent;

(2)	Performance-Based Compensation. Incent our executive officers to achieve our short-, intermediate- and longer-term performance objectives; and

(3)	Long-Term Focus on Stockholder Value. Align our executive officers’ interests with those of our stockholders in order to attain our ultimate objective of increasing stockholder value through the use of mid- and long-term cash and equity compensation.

Say-on-Pay Feedback from Stockholders

In 2015, we submitted our executive compensation program to an advisory vote of our stockholders and it received the support of over 95% of the total votes cast at our 2015 Annual Meeting of Stockholders. Annually, our Compensation Committee intends to review the results of the advisory stockholder vote and will consider this feedback as it reviews and determines the total compensation packages for our NEOs.

Elements of Compensation

Our executive compensation program is comprised of three basic elements:

Element	Fixed or Variable	Objectives

Base Salary	Fixed	To attract and retain executives by offering fixed compensation that is generally competitive with market opportunities and that recognizes each executive’s position, role, responsibility and experience.

Annual Cash Incentive	Variable	To motivate and reward the achievement of our annual performance objectives.

Long-Term Incentives	Variable	To motivate and reward the achievement of mid- and long-term performance objectives, align our executive officers’ interests with those of our stockholders by focusing on the creation of long-term stockholder value and to promote the retention of our executives and key management personnel.

We provide benefits to our executive officers at levels that are generally comparable to those offered to all our full-time management employees. Perquisites are not a significant part of our executive compensation program. Both benefits and the limited perquisites we offer to our NEOs are described in more detail below.

Executive Compensation Processes and Roles of Management, the Compensation Committee, and the Compensation Consultant

Our executive compensation is based in part on the organization levels of our executive officers, which are comprised of Chief Executive Officer, Executive Vice Chairman, President, Executive Vice President and one Senior Vice President level. Each component of the compensation of our Chairman and Chief Executive Officer, Mr. Shaich, our Executive Vice Chairman, Mr. Moreton, and our President, Mr. Madsen, is established by our Board upon the recommendation of our Compensation Committee, with third party advisory support as determined appropriate by our Compensation Committee. Each component of compensation of our other executive officers is established by our Compensation Committee, upon the recommendation of our Chief Executive Officer and any third party advisers as determined appropriate.

The Compensation Committee has implemented an annual performance review program for our executives under which annual performance goals are determined early in each calendar year for each of our executive officers. These goals may include both corporate goals and individual department-specific goals that facilitate the achievement of corporate performance. Annual bonuses are tied to the achievement of these performance goals.

During the first quarter of each fiscal year, we evaluate corporate and, as applicable, individual performance against the goals for the recently completed fiscal year. Our Chief Executive Officer presents to the Compensation Committee a recommendation for annual salary increases and annual bonus awards, if any, for each of the other executive officers other than our Executive Vice Chairman and our President. These recommendations are then discussed by the Compensation Committee, which approves salary increases and annual bonus awards for such executives. In the case of our Chairman and Chief Executive Officer, Executive Vice Chairman and President, their individual performance evaluations are conducted by the Compensation Committee, which recommends a salary increase and annual bonus award for such executive officer, if any, to the Board for consideration and approval.

The Compensation Committee and Board grant long-term equity and performance awards under our 2005 Long-Term Incentive Program, as amended, which we refer to as the LTIP, to our executive officers based on long-term incentive compensation targets that have been established. Newly hired and promoted executives may be granted supplemental awards, if any, at a Compensation Committee meeting following their hiring or promotion dates.

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. In fiscal 2015, our Compensation Committee retained an independent compensation consultant, W.T. Haigh & Company, Inc., or W.T. Haigh, to assist the Compensation Committee with reviewing this Compensation and Discussion and Analysis, development of market total compensation competitive analysis and reviewing components of our LTIP, particularly the three year performance award component. W.T. Haigh reports directly to the Compensation Committee and does not provide any other services to us.

Market Surveys and Competitive Analysis

In fiscal 2015, in connection with its evaluation of the compensation of certain of our our executive officers, the Compensation Committee engaged W.T. Haigh to conduct a survey of the direct compensation, including base salary and short- and long-term incentives, paid to executive officers of a peer group of publicly traded companies in the restaurant industry. The peer companies were selected based primarily on the balance of the following criteria:

•	companies in the restaurant industry whose organizational structure, number of employees and market capitalization are similar, though not necessarily identical, to ours;

•	companies with similar executive positions and/or organization structure to ours;

•	companies against which we believe we compete for executive talent; and

•	public companies based in the United States whose compensation and financial data are publicly available.

Based on these criteria, our peer group for fiscal 2015 was comprised of the following 13 companies:

Bob Evans Farms, Inc.	DineEquity, Inc.
Brinker International, Inc.	Domino’s Pizza, Inc.
Buffalo Wild Wings, Inc.	Papa John’s International Inc.
Chipotle Mexican Grill, Inc.	Red Robin Gourmet Burgers, Inc.
Cracker Barrel Old Country Store	Ruby Tuesday, Inc.
The Cheesecake Factory Incorporated	Texas Roadhouse, Inc.
Darden Restaurants

The fiscal 2015 peer group was unchanged from our most recent fiscal 2012 peer group except for the deletion of CEC Entertainment, Inc. and P.F. Chang’s China Bistro, Inc. Both of these companies were acquired and are no longer publicly traded.

The Compensation Committee reviewed the peer group data presented by W.T. Haigh to supplement its general understanding of current compensation practices and levels. The Compensation Committee does not target any compensation element or total compensation to any specified level of the companies included in the data presented.

Determining Executive Compensation

Our Compensation Committee’s goal is to determine executive officers’ overall total compensation levels and to ensure such compensation reflects an appropriate mix between cash payments and equity incentive awards to meet short-, intermediate- and long-term goals and objectives. The mix of compensation is designed to reward achievement of annual performance objectives, drive mid- to long-term company performance and focus on the creation of stockholder value. At the target level of performance, variable, at-risk annual incentive bonuses and long-term incentive compensation are designed to constitute a significant percentage of an executive’s total compensation.

We offer total compensation packages for our NEOs at levels we consider to be competitive with the compensation paid to executive officers at companies of similar size in the restaurant, retail and consumer industries. Our executive compensation program is structured to be variable and to be consistent with shorter- and longer-term company and individual performance. With respect to compensation awarded in fiscal 2015, our target fixed compensation versus variable compensation was structured as follows for our Chief Executive Officer and other NEOs:

*	Reflects salary and target variable compensation without any pro rata adjustments for promotions or start dates during fiscal 2015. Excludes Mr. Moreton whose compensation as Executive Chairman was structured to not include variable cash or equity-based incentives.

We believe our executive compensation should be structured to balance appropriately annual cash compensation with longer-term equity- and cash-based compensation elements. With respect to compensation awarded in fiscal 2015, our target annual cash versus long-term equity and cash-based compensation was structured as follows for our Chief Executive Officer and other NEOs:

*	Reflects salary and target long-term equity and cash-based compensation without any pro rata adjustments for promotions or start dates during fiscal 2015. Excludes Mr. Moreton whose compensation as Executive Chairman was structured to not include variable cash or equity-based incentives.

The following table sets forth the target percentages and actual percentages for salary, annual incentive bonus and long-term incentive compensation earned in fiscal 2015 by our NEOs.

	Target Fiscal 2015 Compensation Mix			Actual Fiscal 2015 Compensation Mix
		Tied to Panera Performance			Tied to Panera Performance
Name	Salary	Target annual incentive bonus	Target long-term incentive compensation(1)	Salary	Actual annual incentive bonus	Actual long-term incentive compensation(2)

Ronald M. Shaich Chairman and Chief Executive Officer	20.4%	20.4%	59.2%	23.2%	17.4%	59.4%

Michael J. Bufano Senior Vice President and Chief Financial Officer	46.7%	17.6%	35.7%	50.0%	14.3%	35.7%

William W. Moreton (3) Executive Vice Chairman and former Chief Financial Officer (Interim)	100%	—	—	100%	—	—

Andrew H. Madsen President	27.5%	20.6%	51.9%	13.9%	8.3%	77.8%

Charles J. Chapman III Executive Vice President, Chief Operating Officer	36.8%	18.4%	44.8%	29.9%	11.2%	58.9%

Blaine E. Hurst Executive Vice President, Chief Transformation and Growth Officer	37.2%	18.6%	44.2%	30.1%	11.3%	58.6%

(1)	Target long-term incentive compensation consists of the total of the target value of (i) restricted stock and choice awards for grant under the LTIP in fiscal 2015 and (ii) the target award payment for LTIP performance awards granted in the fiscal year ended December 31, 2013, which we refer to as fiscal 2013, the performance period for which was completed at the end of fiscal 2015.

(2)	Actual long-term incentive compensation consists of the total of the value of (i) restricted stock and choice awards granted under the LTIP in fiscal 2015, (ii) discretionary restricted stock awards granted in fiscal 2015 as described below under the heading “Long-Term Incentive Program Compensation”, (iii) pro rata new hire LTIP restricted stock and choice awards and a new hire discretionary choice award granted to Mr. Madsen in fiscal 2015 as described below under the heading “Long-Term Incentive Program Compensation” and (iv) the actual award payment for LTIP performance awards granted in fiscal 2013, the performance period for which was completed at the end of fiscal 2015. As described below under the heading “Long-Term Incentive Program Compensation—Performance Awards”, the Compensation Committee determined that although the achievement of the performance metric for the LTIP performance awards resulted in a payout of 11% of each NEO’s target award payment, the actual award payment for LTIP performance awards should be paid out at 75% of each NEO’s target award payment.

(3)	In connection with his transition from President and Co-Chief Executive Officer to Executive Vice Chairman in 2013 and corresponding changes in compensation that were approved in March 2014, Mr. Moreton is not eligible to receive an annual incentive bonus or awards under our LTIP.

Base Salary.    The base salary of our executive officers is intended to be competitive with the salary offered by companies of similar size in the restaurant industry. The base salaries of all of our full-time management employees, including our executive officers, are reviewed annually and may be increased to reflect an individual’s role, responsibility, experience or prior performance, cost-of-living adjustments, revised market standards, promotions or other adjustments, as determined appropriate by our Compensation Committee or Board. Annual base compensation reviews are conducted for increases and promotions during the first quarter of each fiscal year. Base compensation reviews are also conducted during the fiscal year as appropriate for promotions. The base compensation of all our full-time employees is paid through standard payroll payments.

The following table sets forth the annual base salaries of our NEOs as of December 29, 2015 and December 30, 2014.

Name and Principal Position	Annual Base Salary as of December 29, 2015	Annual Base Salary as of December 30, 2014
Ronald M. Shaich Chairman and Chief Executive Officer	$848,800	$824,000
Michael J. Bufano Senior Vice President and Chief Financial Officer	$425,000	$320,000
William W. Moreton Executive Vice Chairman and former Chief Financial Officer (Interim)	$400,000	$700,000
Andrew H. Madsen President	$750,000	$—
Charles J. Chapman III Executive Vice President, Chief Operating Officer	$557,000	$540,750
Blaine E. Hurst Executive Vice President, Chief Transformation and Growth Officer	$557,000	$540,750

For fiscal 2015, the Board and the Compensation Committee approved a 3% increase in base salary for all NEOs, except for Messrs. Madsen and Bufano. The Board and the Compensation Committee approved such salary increase in an effort to ensure internal salary equity, remain competitive with companies with which we compete for executive talent and attract the essential executive talent we believe is necessary for us to achieve our goals and objectives. A 3% increase for Mr. Bufano for fiscal 2015 was prorated from his date of promotion to Senior Vice President, Planning on August 6, 2014. Mr. Bufano’s annual base salary for fiscal 2015 was $324,000 from December 31, 2014 through April 14, 2015 and increased to $425,000, effective as of April 15, 2015, in connection with his appointment as Chief Financial Officer.

Mr. Madsen commenced employment and began serving as our President effective May 11, 2015. Mr. Moreton’s annual base salary for fiscal 2015 was $721,000 from December 31, 2014 through November 30, 2015 and decreased to $400,000 effective as of December 1, 2015, in conjunction with the fact that Mr. Moreton no longer carried the duties of interim Chief Financial Officer.

Annual Incentive Bonus.    We believe that cash bonuses are an important factor in motivating our executive officers to perform at their highest level toward achievement of our primary company annual performance objectives. We believe achievement of these objectives will improve short-term operational and financial results, long-term growth and stockholder value. We also believe that establishing cash bonus opportunities is an important factor in attracting and retaining talented and qualified executives.

For fiscal 2015, the target annual incentive bonus for our NEOs, other than Mr. Moreton who was not eligible to receive an annual incentive bonus, ranged from 37.1% to 100% of each executive officer’s base salary, based on organization level and for Mr. Bufano, a pro-rata adjustment as described below, with a maximum range of bonus payout potential from zero to two times the executive’s target bonus. The following are the fiscal 2015 target annual incentive levels for our NEOs:

Executive	Target as % of Salary	Target Amount
Ronald M. Shaich Chairman and Chief Executive Officer	100%	$848,800
Michael J. Bufano (1) Senior Vice President and Chief Financial Officer	37.1%	$149,194
William W. Moreton (2) Executive Vice Chairman and former Chief Financial Officer (Interim)	—	—
Andrew H. Madsen (3) President	75%	$361,575
Charles J. Chapman III Executive Vice President, Chief Operating Officer	50%	$278,500
Blaine E. Hurst Executive Vice President, Chief Transformation and Growth Officer	50%	$278,500

(1)	Mr. Bufano was promoted to Senior Vice President and Chief Financial Officer on April 15, 2015. This amount represents a target annual incentive level for fiscal 2015 that is prorated based on 30% of an annual base salary of $324,000 from December 31, 2014 through April 14, 2015 and 40% of an annual base salary of $425,000 beginning April 15, 2015.

(2)	In connection with his transition from President and Co-Chief Executive Officer to Executive Vice Chairman and corresponding changes in compensation that were approved in March 2014, Mr. Moreton is not eligible to receive an annual incentive bonus or awards under our LTIP.

(3)	Mr. Madsen began serving as our President on May 11, 2015. This amount represents a prorated portion of his target annual incentive level for fiscal 2015.

The annual incentive bonus for our NEOs, if any, is discretionary and is typically based on the attainment of company-wide performance goals, which are designed to improve our overall operational and financial results. These goals are approved by our Board and the Compensation Committee annually. Each company-wide performance goal is prioritized and weighted as a portion of the total potential bonus payout. The performance expectations for each performance goal at the target bonus payment level are generally set at a level that is considered difficult to achieve, but attainable. Based on the level of achievement against these goals, each participant is eligible to receive a bonus payment equal to a specified percentage of his or her annual salary. Our Board and the Compensation Committee have discretion in evaluating awards and approving the final award payouts.

Our annual performance bonus metrics are designed to drive key initiatives in order to achieve our short-, medium- and long-term financial goals. The determination of these goals begins with our annual internal financial planning process. Given that fiscal 2015 represented a year of significant investments and the planned execution of several new key initiatives intended to drive the long term success of the business, our Board and Compensation Committee determined that it was appropriate to measure executive performance for purposes of determining bonus payouts by evaluating Panera’s progress in fiscal 2015 against its significant key initiatives. These broad initiatives, which were established by our management and reviewed by our Board and the Compensation Committee at the beginning of fiscal 2015 and which we refer to as the Key Initiatives, included the following:

•

the development and rollout of activities and projects designed to make Panera a better competitive alternative, including Panera 2.0, a strategic initiative intended to enhance the experience for both our dine-in and to-go guests; Concept Essence 2015, our blueprint for attracting and retaining our customers that we believe differentiates us from our competitors, which includes innovations in food, marketing and store design; innovations and improvements in strategy, food, marketing, and store design to increase customer satisfaction; and progress on our Clean Food Policy commitments;

•

the development of new and expanded business channels, including catering and small order delivery through our Panera® Catering and Panera to You® initiatives; consumer packaged goods; and alternative formats for our bakery-cafes to enable us to open locations in more diverse locations;

•	the investment in labor, including the recruitment and engagement of associates;

•	the investment and improvement in technology and operational capabilities to drive demand and increase transaction counts and frequency in our bakery-cafes; and

•	improvements in financial performance, including increase in transaction growth and costs savings and the achievement of the goals of our refranchising initiative.

While we do not publicly disclose our internal metric targets because of the potential competitive harm that would result, we publicly announce more general performance measures, such as same store sales for the Company, same store sales for Panera 2.0 bakery-cafes, diluted earnings per share, or EPS, which the achievement of the Key Initiatives are intended to drive.

For fiscal 2015, the Board’s assessment of Panera’s overall performance related to the Key Initiatives comprised the sole performance measure for our annual incentive bonus. The annual incentive bonus was structured so that overall achievement at the targeted level of the Key Initiatives would result in bonus payout achievement at 100 percent – in other words, at target. Achievement above or below the targeted level of the Key Initiatives as determined by the Board would result in adjustments upward or downward to the bonus payouts.

With respect to our Board’s assessment of our performance relative to the Key Initiatives, our Board and the Compensation Committee reviewed the Key Initiatives and during the course of fiscal 2015 evaluated our progress against these initiatives on a regular basis at its periodic meetings. This evaluation culminated with a final review of a comprehensive written update setting forth each of our Key Initiatives and the progress against each during which the Compensation Committee and the Board approved annual incentive bonus payouts. During this evaluation, our Board and the Compensation Committee determined that we had made significant and meaningful progress against the Key Initiatives, including projects related to our Panera 2.0 initiatives, catering and small order delivery and operational excellence. The Board and the Compensation Committee noted in their determination the improving comparable sales performance over the course of fiscal 2015 both in absolute terms and when compared to the industry Black Box composite index provided by Black Box Intelligence, a data provider that offers restaurant and service analytics including revenue, expenses and consumer traffic data to its member participants. Although the Board and the Compensation Committee recognized the progress made against the Key Initiatives, particularly during the second half of fiscal 2015, the fact that Panera had met its earnings targets for the year and that earnings had improved in the second half of the year and were slightly positive during the fourth quarter, given the decline in EPS in fiscal 2015 as compared to fiscal 2014 due to increased investment throughout the year, it was appropriate to measure the annual incentive bonus at less than the target level.

As a result of the determination of our Board and the Compensation Committee described above, the bonus payout achievement for fiscal 2015 was scored at 75% of the target level. The following annual incentive bonuses were paid to each of our NEOs for fiscal 2015. Mr. Moreton was not eligible to receive an annual incentive bonus for fiscal 2015. All awards were set at 75% achievement level of each NEO’s target.

Executive	FY 2015 Annual Incentive Bonus
Ronald M. Shaich Chairman and Chief Executive Officer	$636,600
William W. Moreton Executive Vice Chairman and former Chief Financial Officer (Interim)	—
Michael J. Bufano (1) Senior Vice President and Chief Financial Officer	$111,895
Andrew H. Madsen (2) President	$271,181
Charles J. Chapman III Executive Vice President, Chief Operating Officer	$208,875
Blaine E. Hurst Executive Vice President, Chief Transformation and Growth Officer	$208,875

(1)	Mr. Bufano was promoted to Senior Vice President and Chief Financial Officer on April 15, 2015. This amount represents a target annual incentive level for fiscal 2015 that is prorated based on 30% of an annual base salary of $324,000 from December 31, 2014 through April 14, 2015 and 40% of an annual base salary of $425,000 beginning April 15, 2015.

(2)	Mr. Madsen began serving as our President on May 11, 2015. This amount represents a prorated portion of his target annual incentive level for fiscal 2015.

Annual Bonus for our Chairman and Chief Executive Officer.     The payment and amount of Mr. Shaich’s annual bonus is discretionary and determined by our Board following a review of our performance during the fiscal year on which the bonus is based. In making its determination, our Board, upon the recommendation of our Compensation Committee, may consider any number of factors, including the achievement of our corporate performance goals for that year and the recommendation of management and third party advisers. For fiscal 2015, our Board approved an annual incentive bonus for our Chairman and Chief Executive Officer at 75% of his target opportunity consistent with the determination of the Compensation Committee described above for the other NEOs.

Other Eligible Employees and Other Programs.     The annual incentive bonus program is offered to all of our other employees at the manager level and above. Eligibility for our other management employees varies primarily by the organization level and level of achievement of each of several pre-established incentive goals approved by our Chairman and Chief Executive Officer. In place of the annual management incentive bonus program, we also offer special cash incentive bonus programs to targeted full-time management employees in an effort to accomplish key company initiatives. These special cash incentive bonus programs are tailored to drive achievement of our company performance objectives specifically targeted to our store operations, real estate development and manufacturing, as well as to reward applicable individual performance standards, including but not limited to safe driving records, customer service, sanitation and safety.

Long-Term Incentive Program Compensation

Our NEOs, along with our other management employees, are eligible to participate in our LTIP, which is a sub-plan under our 2015 Stock Incentive Plan.

Our LTIP is designed to align our executives’ long-term goals with those of our stockholders by providing participants with incentives to drive our long-term performance over multi-year periods. Each award to our executive officers typically includes an annual grant of equity (restricted stock and stock settled appreciation rights, or SSARs), which vest over a five-year period, and also a payment of cash or stock (or a combination thereof), based on our cumulative achievement of various operating performance metrics over a three-consecutive-fiscal-year period, which we refer to as an LTIP performance period. Participation in our LTIP in any given year is discretionary, as determined by our Compensation Committee, upon the recommendation of our Chairman and Chief Executive Officer.

The LTIP awards to our executive officers and other officers at the Vice President level are typically comprised of any or all of the following:

•	restricted stock awards;

•	choice awards in the form of restricted stock awards and/or SSAR awards at the participant’s election; and

•	performance awards in the form of a deferred payment of stock or cash (or a combination thereof), with the level of grant based on each participant’s organization level.

When all three components of an LTIP award are granted, the restricted stock award and choice award components, which we describe below in more detail, together comprise half of these target award payments. The performance award component, also described below in more detail, comprises the other half of these target award payments. However, the actual award payment of the performance award component will be adjusted, based on our performance over an LTIP performance period over which that component is measured. All LTIP grants are made at regularly scheduled meetings of our Board and Compensation Committee or, upon determination of the Compensation Committee, at a meeting convened on the first business day of any intervening month as appropriate.

In February 2015, our Board and the Compensation Committee approved the grant of choice awards and restricted stock awards, which, together, we refer to as replacement awards, to certain employees, including our NEOs. The replacement awards were granted in lieu of granting 2015-17 performance awards. The value of the awards is equal to each employee’s target award level for a 2015-17 performance award, or target award value, had a performance award been granted. Such replacement awards were granted under our 2006 Stock Incentive Plan and consist of (i) a replacement restricted stock award equal to the number of shares of Class A Common Stock with a grant date fair value equal to 50% of the applicable target award value on the date of grant and (ii) a replacement choice award in the form of a restricted stock award and/or a SSAR award equal to 50% of the applicable target award value on the date of grant. Each recipient of a replacement choice award elected to receive (a) up to the same number of shares of Class A Common Stock underlying the replacement restricted stock award, (b) a SSAR to purchase a number of shares of Class A Common Stock equal to 3.5 times the number of shares which the recipient would be entitled to receive as a replacement restricted stock award, or (c) a combination of a restricted stock award and a SSAR (in 25% increments). Certain eligible employees hired or promoted following the grant date of the initial awards in February 2015 and during the LTIP performance period from 2015 to 2017 are eligible to receive replacement awards on a pro rata basis as approved by our Board and Compensation Committee.

The Compensation Committee believes that the grants of replacement awards are consistent with the goals of three-year performance awards under the LTIP in that the replacement awards align our strategy and executive compensation by supporting our company’s investments in structural enhancements intended to upgrade our company’s guest experience, improve throughput and accuracy, and to allow us to increase market share in the large order delivery business. Further, given the early stage of such initiatives at the time of grant of the replacement awards and the corresponding difficulty in establishing meaningful metrics, the Compensation Committee, after consultation with its compensation consultant, believes that these time-based equity awards are an appropriate measurement of achievement. Finally, the Compensation Committee believes that the replacement awards serve as an important component in our senior management retention goals.

Also in February 2015, our Board and the Compensation Committee approved the grant of a special one-time restricted stock award to each of Messrs. Chapman and Hurst. The awards vest in full on the second anniversary of the grant date and are intended to provide a retention incentive for each executive.

In May and August 2015 in connection with commencing employment with us, our Board and the Compensation Committee approved the grants to Mr. Madsen of a prorated replacement restricted stock award, a prorated replacement choice award, an LTIP restricted stock award, an LTIP choice award, a pro rata new hire

LTIP restricted stock award, a pro rata new hire LTIP choice award and a special one-time new hire choice award. The awards to Mr. Madsen were determined based on his ongoing role as President and, with respect to the one-time new hire choice award, as an inducement to join Panera.

The values of the LTIP grants made in fiscal 2015 under our 2015 Stock Incentive Plan, and the replacement awards granted under our 2006 Stock Incentive Plan, to our NEOs are set forth in the table below. Values reflected for each component are expressed as a percentage of annual base salary (at the rate in effect on the grant date) from which they are determined. The values reflected in the table below differ from the values set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table with respect to choice awards and replacement awards because executives who elect to receive SSAR awards are granted such SSAR awards not as percentage of salary but rather as a ratio of the overall restricted stock grant the executive would have received had the award been granted 100% in restricted stock; and with respect to restricted stock awards, due to rounding since we do not grant fractional shares:

Name	2015 Restricted Stock Awards: Value on Grant Date (% Base Salary at Grant Date)		2015 Choice Awards: Value on Grant Date (% Base Salary at Grant Date) and Election(1)		Replacement Awards Value on Grant Date (% Base Salary at Grant Date)(2)		Total Target LTIP and Replacement Awards Value (% of Base Salary at Grant Date)
Ronald M. Shaich Chairman and Chief Executive Officer	$636,600	75%	$636,600	75%	$1,273,200	150%	300%
Michael J. Bufano (3) Senior Vice President and Chief Financial Officer	$106,250	25%	$106,250	25%	$121,500	37.5%	87.5%
William W. Moreton (4) Executive Vice Chairman and former Chief Financial Officer (Interim)	—	—	—	—	—	—	—
Andrew H. Madsen (5) President	$375,000	50%	$375,000	50%	$660,975	88.1%	188.1%
Charles J. Chapman III (6) Executive Vice President, Chief Operating Officer	$174,063	31.25%	$174,063	31.25%	$348,125	62.5%	125%
Blaine E. Hurst (6) Executive Vice President, Chief Transformation and Growth Officer	$174,063	31.25%	$174,063	31.25%	$348,125	62.5%	125%

(1)	Each of Messrs. Shaich, Bufano, Madsen, Chapman and Hurst elected to receive 100% of his 2015 choice award as a restricted stock award.

(2)	Each of Messrs. Bufano, Madsen, Chapman and Hurst elected to receive 100% of his replacement choice award as a restricted stock award. Mr. Shaich elected to receive 100% of his replacement choice award as SSARs.

(3)	Mr. Bufano was Senior Vice President, Planning at the time of grant of his replacement awards, and he received replacement awards with a value of 37.5% of his annual base salary at the time of grant. Mr. Bufano was promoted to Senior Vice President and Chief Financial Officer on April 15, 2015, and he received a restricted stock award and a choice award under the LTIP, each with a value of 25% of his annual base salary at the time of grant.

(4)	In connection with his transition from President and Co-Chief Executive Officer to Executive Vice Chairman and corresponding changes in compensation that were approved in March 2014, Mr. Moreton is not eligible to receive an annual incentive bonus or awards under our LTIP.

(5)	Mr. Madsen began serving as our President on May 11, 2015, and the value of his replacement awards at 100% of his annual base salary was prorated from his date of hire of May 11, 2015. The calculations of the percentages reflected in the table above for Mr. Madsen exclude 948 shares of Class A Common Stock granted as part of pro rata restricted stock and choice awards for new hires and 8,058 shares of Class A Common Stock granted as a new hire discretionary choice award.

(6)	The calculations of the percentages reflected in the table above for Messrs. Chapman and Hurst excludes 3,095 shares of Class A Common Stock granted to each as a discretionary restricted stock award.

Restricted Stock Awards.     Restricted stock awards make up 25% of each participant’s total LTIP annual target opportunity. Restricted stock awards are granted annually and are comprised of shares of Class A Common Stock that are subject to forfeiture. The shares of restricted stock underlying the restricted stock awards may not be sold or transferred and are generally not entitled to receive dividends paid on the Class A Common Stock, if any, until such shares vest. The shares of restricted stock vest over five years, with 25% of such shares vesting on each of the second, third, fourth and fifth anniversaries of the grant date, subject to continued employment with us. In the event of the executive’s death or disability between two vesting accrual periods, a pro rata portion of the additional restricted stock which would have vested had the participant not died or become disabled prior to the vesting accrual period next following the death or disability will be vested. Awards to our NEOs under the restricted stock award component, expressed as a percentage of base salary, ranged from 25% to 75% in fiscal 2015, based on the NEO’s organization level. Restricted stock awards were included in the LTIP to provide eligible participants with direct equity ownership, while also providing incentives to remain employed with us throughout the five-year period over which the shares underlying the award vest.

Choice Awards.     Choice awards are granted annually in the form of restricted stock and/or SSARs and make up 25% of each participant’s total LTIP annual target opportunity. The executive can elect to receive restricted stock or a SSAR award, or a combination of restricted stock and a SSAR award. A SSAR award entitles the recipient to the right to receive the appreciation in value of such number of shares that is equal to a multiple of the number of shares of restricted stock that would have been awarded to the recipient under a restricted stock award. In fiscal 2014, the applicable multiple as determined by the Compensation Committee was three SSARs for each share of restricted stock. In February 2015, the Compensation Committee changed the multiple to 3.5 SSARs for each share of restricted stock to encourage more recipients of choice awards to elect to receive SSARs and to more closely track the fair value of SSARs based on the Black-Scholes option pricing model. In August 2015, the Compensation Committee changed the multiple to 4 SSARs for each share of restricted stock to again more closely track the fair value of SSARs based on the Black-Scholes option pricing model. SSARs granted pursuant to a choice award have an exercise price equal to the closing price of the Class A Common Stock on The NASDAQ Global Select Market on the date of grant. SSARs vest over the same five-year period as restricted stock awards as described above, with 25% vesting on each of the second, third, fourth and fifth anniversaries of the grant date, subject to continued employment with us. The SSARs expire six years from the date of grant, but will be subject to earlier termination as provided in the award agreement. In the event of the executive’s death or disability between two vesting accrual periods, a pro rata portion of the additional portion of the SSAR that would have vested had the participant not died or become disabled prior to the vesting accrual period next following the death or disability will be vested. The provisions of the restricted stock awards described above also apply to the choice awards that the executive elects to receive as restricted stock awards, if any. Awards to our NEOs under the choice award component, like the restricted stock award component, expressed as a percentage of base salary, ranged from 25% to 75% in fiscal 2015, based on the NEO’s organization level. Taking the restricted stock award and choice award components together, the range of target awards to our NEOs for both components is 50% to 150% of base salary, based on the executive officer’s organization level. Choice awards were included in the LTIP to provide eligible participants with the flexibility to choose the form of award, given that each individual’s financial and other circumstances may vary.

Performance Awards.     The performance award component is based on the level of our cumulative achievement of predetermined performance metrics in each of three consecutive fiscal years which comprise the LTIP performance period for which the award is made. The performance award component makes up 50% of each participant’s total LTIP annual target opportunity. The performance award is earned based on our achievement of these predetermined company performance metrics, assuming the recipient remains employed by us throughout the LTIP performance period and on the date of payment. The performance metrics are established by our Compensation Committee and approved by our Board during the first year of the LTIP performance period to which the metrics pertain. Each performance metric, weighting of each metric, and award levels for each metric of the performance awards are communicated to each recipient. The performance awards are payable in a combination of cash and whole shares of Class A Common Stock as the Compensation Committee determines. In fiscal 2016, our Compensation Committee approved the payment of performance awards entirely in cash for the LTIP performance period ending in fiscal 2015. The target award payment for the NEOs ranges from 21.2% to 150% of base salary, based on organization level and for Messrs. Bufano and Madsen, applicable pro-rata adjustments as described below. However, the actual award payment will be adjusted, based on our performance over the LTIP performance period, and any other factors as determined by our Compensation

Committee. The actual award payment for the performance award component ranges from zero, since it is eliminated if we fail to achieve the minimum threshold level for one or all of our performance metrics, as applicable, over the LTIP performance period, to double the individual’s targeted award payment if we achieve maximum performance in one or all of our performance metrics, as applicable, subject to any adjustments as determined by our Compensation Committee. Additionally, our Compensation Committee may adjust the actual award payments up to the executive’s targeted award payout in the event the minimum threshold level of performance established by the Compensation Committee is not achieved if, in Compensation Committee’s judgment, our company’s performance during the LTIP performance period is comparable or exceeds that of its peers, as determined by the Compensation Committee. As described in more detail above, replacement awards were granted in lieu of performance awards for the 2015-17 performance period.

Our Board, on the recommendation of the Compensation Committee, has determined that, consistent with the terms of the LTIP, certain employees hired or promoted after the commencement of an existing LTIP performance period and eligible to receive performance awards under the LTIP would be eligible to receive payouts under such performance awards on a pro rata basis with respect to such LTIP performance period.

The LTIP performance period for LTIP performance awards granted in fiscal 2013, or the 2013-2015 performance awards, ended at the close of fiscal 2015. The LTIP performance award structure, performance target, performance results and value of the component as a percentage of the target value of each award were as follows:

Performance Metric	Component Weighting	Threshold	Target (100% Payout)	Maximum (200% Payout)	Actual Achievement during Performance Period	Calculated Payout as a Percentage of Target Value of Award	Actual Payout as a Percentage of Target Value of Award
EPS Growth Total (1)	100%	—	11.3%	17.3%	6.9%	11%	75%

(1)	Excludes the unfavorable impact of $0.42 per diluted share from Panera’s refranchising efforts in fiscal 2015 and the impact of favorable tax-related adjustments, litigation benefit, benefit from a 53rd week across the performance period and charges related to goodwill impairment totaling $0.37 per diluted share. In addition, consistent with the authority granted to the Compensation Committee in scoring performance metrics, in determining the final scoring for the performance period the Compensation Committee excluded the impact of certain costs related to our strategic investments, including those related to the Panera 2.0 initiative and other unplanned technology investments, and the unfavorable impact of increased health care costs from the implementation of the Affordable Care Act. In making this determination, the Compensation Committee considered the timing of these expenses relative to the establishment of the performance metrics and its belief that a portion of these investments should not negatively impact participants in the LTIP performance award program. The application of these adjustments resulted in a calculated payout of 11% of each participant’s target award payment.

The cumulative achievement of the performance metric for the 2013-2015 performance awards for the performance period resulted in a calculated payout of 11% of each participant’s target award payment. Consistent with its discretionary authority to determine the appropriate payout for performance awards under the LTIP, with respect to the 2013-2015 performance awards, the Compensation Committee reviewed both the achievement of the performance metric for the performance period and then applied its judgment of Panera’s overall performance, particularly during the second half of the performance period and relative to similar companies in our business segment. While the actual achievement of the performance metric for the performance period resulted in the calculated payout that was well below an individual’s target award payment, the Compensation Committee determined that it was appropriate to award payouts at a higher level than the calculated payout (but less than the target award payments). In making this determination, the Compensation Committee considered Panera’s improving transaction growth trend during the performance period when measured against its industry peers as reflected in the Black Box all-industry index, which outperformed the index at an accelerating rate across the performance period. Additionally, the Compensation Committee noted that we had made significant strides against our key strategic initiatives during the performance period related to our transformation plan as indicated by recent trends in its sales and financial results and key financial metrics during fiscal 2015. As such, the Compensation Committee determined that the appropriate payout for the 2013-2015 performance awards should be set at 75% of a participant’s target award payment, instead of the calculated payout.

Based on the actual payout as a percentage of the target value of each award, the payments to our NEOs for the LTIP performance awards granted in fiscal 2013, which were paid in March 2016, were as follows:

Name	Target Value of Performance Award on Date of Grant (% Base Salary at Grant Date)		Actual Payout as a Percentage of Target Value of Performance Award	Actual Payment
Ronald M. Shaich Chairman and Chief Executive Officer	$1,200,000	150%	75%	$900,000
Michael J. Bufano(1) Senior Vice President and Chief Financial Officer	$91,079	30.8%	75%	$68,309
William W. Moreton(2) Executive Vice Chairman and former Chief Financial Officer (Interim)	$1,200,000	150%	—	—
Andrew H. Madsen(3) President	$159,008	21.2%	75%	$119,256
Charles J. Chapman III Executive Vice President, Chief Operating Officer	$328,125	62.5%	75%	$246,094
Blaine E. Hurst(4) Executive Vice President, Chief Transformation and Growth Officer	$312,764	60.8%	75%	$234,573

(1)	Mr. Bufano was promoted from Vice President, Planning to Senior Vice President, Planning on August 6, 2014. The dollar amounts and percentages represent, or are based on, as applicable, a target performance award value based on an annual base salary of $263,780 from January 1, 2013 through August 5, 2014 and $320,000 from August 6, 2014 through December 30, 2015, along with a corresponding change in the target percentage from 25% to 37.5% in connection with this promotion. There was no corresponding change to Mr. Bufano’s target performance award value as a result of his promotion to Senior Vice President, Chief Financial Officer on April 15, 2015.

(2)	While Mr. Moreton was granted a performance award in fiscal 2013, in connection with his transition from President and Co-Chief Executive Officer to Executive Vice Chairman and corresponding changes in compensation that were approved in March 2014, Mr. Moreton is not entitled to receive any payments in connection with such performance award.

(3)	Mr. Madsen began serving as our President on May 11, 2015. The dollar amounts and percentages represent, or are based on, as applicable, a prorated portion of his target performance award value.

(4)	Mr. Hurst was promoted from Senior Vice President, Technology Business Strategies to Executive Vice President, Technology and Transformation on May 21, 2013. The dollar amounts represent, or are based on, as applicable, a target performance award value based on an annual base salary of $425,000 from January 1, 2013 through May 20, 2013 and $525,000 from May 21, 2013 through December 30, 2015, along with a corresponding change in the target percentage from 50% to 62.5% in connection with this promotion.

The performance metrics applicable to LTIP performance award grants made in fiscal 2013 and fiscal 2014 include specific EPS targets. The actual payments applicable to existing grants made in fiscal 2014 cannot be determined because the awards are earned only if performance of each metric is achieved at the end of the LTIP performance period, which extends through the 2016 fiscal year.

Other Eligible Employees.    The LTIP program, subject to certain adjustments based on the organization level or role of the participants, is generally available to all our full-time management employees. For fiscal 2015, approximately 816 employees received LTIP grants, including, in addition to our NEOs, 6 other current executive officers and approximately 805 other management employees.

Benefits

We make the following benefit packages generally available to our full-time employees, including our NEOs, upon satisfaction of eligibility requirements:

•	matching contributions to our 401(k) plan (up to defined limits);

•	payment of life insurance and accidental death and dismemberment premiums;

•	relocation reimbursements;

•	participation in our employee stock purchase plan and other benefit plans; and

•	payment of customary employer portion of premiums under medical benefit plans.

Perquisites

We also offer limited perquisites to our executive officers, which are not generally available to all employees, as follows:

Chairman and Chief Executive Officer.    Our Board has approved the following benefits for Mr. Shaich that he is eligible to receive for as long as he serves as our Chairman and Chief Executive Officer:

•	a monthly car allowance of $1,500;

•

travel by chartered jet for company business purposes, under hourly lease arrangements with various vendors, or via first class commercial air, provided that Mr. Shaich utilizes chartered jet for company business purposes only; and

•	reimbursement for outside legal expenses related to individual securities law compliance matters, such as beneficial ownership reporting and Rule 10b5-1 trading plans, up to $20,000 annually.

Executive Vice Chairman.    Our Board has approved the following benefits for Mr. Moreton that he is eligible to receive for as long as he serves as our Executive Vice Chairman:

•	a monthly car allowance of $1,500; and

•	reimbursement for outside legal expenses related to individual securities law compliance matters, such as beneficial ownership reporting and Rule 10b5-1 trading plans, up to $20,000 annually.

President.    Our Board has approved the following benefits for Mr. Madsen that he is eligible to receive for as long as he serves as our President:

•	a monthly car allowance of $1,500; and

•	monthly rental expenses of $3,650 for an apartment in the Boston, Massachusetts area.

In making its determination to approve these services, our Board considered the range of these perquisites at other companies along with the travel requirement which may be placed on Mr. Shaich in visiting company-owned and franchise-operated bakery-cafes and attending meetings with our employees, franchisees, vendors and stockholders. Mr. Shaich is also approved to have his family accompany him in the chartered jet on business trips provided the aggregate incremental cost to us is de minimis.

Other NEOs

Our Board has approved the following benefits for our other NEOs:

•

Air travel utilizing services under contract — to offset the costs for business travel, our employees may accompany Mr. Shaich on company-related business trips under arrangements we may make to provide such chartered jet service.

•

As approved by our Compensation Committee, we may make available to our executive officers outside legal counsel selected by us for the purposes of obtaining advice related to individual securities law compliance matters, such as beneficial ownership reporting and Rule 10b5-1 trading plans, up to $3,000 annually per executive officer.

Except as described above, none of our NEOs is offered any other form of compensation qualifying as perquisites.

Employment Agreements

In May 2015, we entered into an agreement with Mr. Madsen in connection with him becoming our President. The agreement provides that, in addition to his annual base salary, Mr. Madsen is eligible to receive an annual incentive bonus with a target award equal to 75% of his annual base salary, an annual grant under the LTIP in an amount equal to 200% of his annual base salary, and a one-time special choice award having a grant date value of $1,500,000 on the date of grant. Additional, Mr. Madsen will receive an annual car allowance totaling $18,000 and reimbursement for travel, lodging and related expenses associated with his travel from his home to our office in Needham, Massachusetts. The provisions of Mr. Madsen’s agreement governing payments upon termination of his employment are further described below in “Potential Payments Upon Termination or Change-in-Control.”

We do not have employment agreements with any of our other NEOs, and we do not provide them any benefits payable by reason of retirement (other than under our 401(k) plan, as described in the Summary Compensation Table). However, each of our NEOs is subject to a non-competition agreement. For all our employees at the director level and above including our NEOs, as well as certain individuals in positions below the director level, the non-competition agreements provide for payments of separation pay in the form and amount of continued base pay for up to specified terms, reduced by compensation received from other sources, along with continued health, dental and in some instances 401(k) benefits for the same term, in the event of our termination of employment without cause. The length of the maximum term during which separation pay may continue correlates to the applicable organization level, which in the case of our NEOs (other than Mr. Madsen as described below in “Potential Payments Upon Termination or Change-in-Control”), and all other executive officers, is one year.

Accounting and Tax Considerations

The corporate financial reporting and income tax consequences of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Overall, the Compensation Committee seeks to balance its objective of providing an effective compensation package to our NEOs with the desire to maximize the immediate deductibility of compensation, while ensuring an appropriate (and transparent) impact on reported earnings and other closely followed financial measures.

Section 162(m) of the Internal Revenue Code, as amended, generally disallows a tax deduction to public companies for annual compensation in excess of $1,000,000 that is paid to the company’s chief executive officer and to each other officer (other than its chief executive officer and chief financial officer) whose compensation is required to be reported to stockholders pursuant to the Exchange Act by reason of being among the company’s three most highly paid executive officers. Certain compensation, including qualified “performance-based” compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and may, in its judgment after considering the tax consequences and financial effects such action may have on us, design and authorize compensation elements that may not be deductible under Section 162(m) when it believes that such compensation is appropriate and in our best interests.

Compensation Committee Report

The Compensation and Management Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation and Management Development Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation and Management Development Committee of the Board of Directors of Panera Bread Company.

Fred K. Foulkes, D.B.A. (Chair)
Thomas E. Lynch Larry J. Franklin

Summary Compensation

The following table sets forth information regarding the compensation earned by or paid to our NEOs during the fiscal years indicated.

Summary Compensation Table

Name and Principal Position (1)	Fiscal Year	Salary ($)	Bonus (2) ($)	Stock Awards (3) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (4) ($)	Total ($)

Ronald M. Shaich	2015	847,847	1,404,600	1,909,508	608,415	132,000	32,109	4,934,479
Chairman and Chief Executive Officer (Principal Executive Officer)	2014	823,077	618,000	1,235,852	—	709,155	25,985	3,412,069
	2013	793,475	—	599,946	606,066	672,000	25,792	2,697,280

Michael J. Bufano	2015	391,827	170,185	333,719	—	10,019	2,436	908,186
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

William W. Moreton	2015	706,612	—	—	—	—	19,486	726,098
Executive Vice Chairman and Former Chief Financial Officer (Interim) (Former Principal Financial Officer)	2014	640,962	709,155	—	—	—	19,327	1,369,444
	2013	793,475	—	1,199,892	—	791,040	19,277	2,803,684

Andrew H. Madsen	2015	452,885	372,946	3,086,903	—	17,491	69,509	3,999,734
President

Charles J. Chapman III	2015	556,375	418,875	1,195,853	—	36,094	15,230	2,222,427
Executive Vice President, Chief Operating Officer	2014	540,144	202,781	337,804	—	196,988	5,217	1,282,934
	2013	525,000	170,625	328,080	—	—	4,881	1,028,566

Blaine E. Hurst	2015	556,375	409,044	1,195,853	—	34,404	8,656	2,204,332
Executive Vice President, Chief Transformation and Growth Officer	2014	540,144	202,781	337,804	—	195,881	5,595	1,282,205
	2013	480,489	146,674	328,059	—	238,679	5,502	1,199,403

(1)	Messrs. Bufano and Madsen were not NEOs in fiscal 2014 and fiscal 2013.

(2)	The amounts reported in this column for fiscal 2014 and fiscal 2013 reflect amounts earned as annual incentive bonuses for the respective year. The amounts reported in the column for fiscal 2015 reflect (i) the amounts earned as annual incentive bonuses and (ii) the payouts for the 2013-2015 performance awards that were over and above the calculated payouts for such performance awards, as described above under the heading “Compensation Discussion and Analysis — Long-Term Incentive Program Compensation — Performance Awards”. Such amounts for each NEO for fiscal 2015 are set forth in the table below. The calculated payouts of the 2013-2015 performance awards are reported in the “Non-Equity Incentive Plan Compensation” column for fiscal 2015.

Name	2015 Annual Incentive Bonus	Payouts for 2013- 2015 Performance Awards (over and above the Calculated Payouts)
Ronald M. Shaich	$636,600	$768,000
Michael J. Bufano	$111,895	$58,290
William W. Moreton	$—	$—
Andrew H. Madsen	$271,181	$101,765
Charles J. Chapman III	$208,875	$210,000
Blaine E. Hurst	$208,875	$200,169

(3)	These amounts represent the aggregate grant date fair value of awards for fiscal 2015, fiscal 2014 and fiscal 2013, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 17 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2015 regarding assumptions underlying the valuation of equity awards. To see the value actually received by the NEOs in fiscal 2015, see the Option Exercises and Stock Vested in Fiscal 2015 table on page 42.

(4)	The amounts reported in the All Other Compensation column reflect, for each NEO, the sum of (1) the dollar value of life insurance premiums we paid; (2) the dollar value of accident, disability and death insurance we paid; (3) the amount we contributed to the 401(k) plan; and (4) the incremental cost to us of all perquisites and other personal benefits. Specifically, the All Other Compensation column above includes:

Name	Fiscal Year	Group Variable Universal Life Insurance Premiums Paid ($)	Accident, Disability and Death Insurance Premiums Paid ($)	Dollar Value Contributed to the Executive’s Account under 401(k) Plan ($)	Incremental Cost of All Perquisites and Other Personal Benefits ($)
Ronald M. Shaich	2015	3,989	126	9,780	18,214(a)
	2014	3,727	144	3,900	18,214(a)
	2013	3,609	144	3,825	18,214(a)

Michael J. Bufano	2015	406	76	1,954	—

William W. Moreton	2015	1,410	76	—	18,000(a)
	2014	1,243	84	—	18,000(a)
	2013	1,193	84	—	18,000(a)

Andrew H. Madsen	2015	1,249	44	—	68,216(b)

Charles J. Chapman III	2015	1,104	76	7,703	6,347(c)
	2014	1,233	84	3,900	—
	2013	972	84	3,825	4,881

Blaine E. Hurst	2015	1,902	76	4,811	1,867(d)
	2014	1,611	84	3,900	—
	2013	1,593	84	3,825	—

(a)	Consists of car expenses.

(b)	Consists of car, travel, lodging and related expenses associated with Mr. Madsen’s travel from his home to our office in Needham, Massachusetts.

(c)	Consists of expenses associated with Mr. Chapman’s travel from his home to our office in Needham, Massachusetts.

(d)	Consists of expenses associated with Mr. Hurst’s travel from his home to our office in Needham, Massachusetts.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a NEO during fiscal 2015 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Fiscal 2015 Grants of Plan-Based Awards

Name	Type	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Stock Option Awards ($)

Ronald M. Shaich (1)	Replacement Restricted Stock Award (2)	2/26/15	3,940	—	636,468
	Replacement Choice Award (3)	2/26/15	—	13,790	608,415
	LTIP Restricted Stock Award (4)	8/5/15	3,143	—	636,520
	LTIP Choice Award (5)	8/5/15	3,143	—	636,520

Michael J. Bufano	Replacement Restricted Stock Award (2)	2/26/15	376	—	60,739
	Replacement Choice Award (3)	2/26/15	376	—	60,739
	LTIP Restricted Stock Award (4)	8/5/15	524	—	106,120
	LTIP Choice Award (5)	8/5/15	524	—	106,120

William W. Moreton	—	—	—	—	—

Andrew H. Madsen	Replacement Restricted Stock Award (2)	5/20/15	1,775	—	330,399
	Replacement Choice Award (3)	5/20/15	1,775	—	330,399
	Pro Rata New Hire LTIP Restricted Stock Award (4)	5/20/15	474	—	88,230
	Pro Rata New Hire LTIP Choice Award (5)	5/20/15	474	—	88,230
	New Hire Discretionary Choice Award (6)	5/20/15	8,058	—	1,499,916
	LTIP Restricted Stock Award (4)	8/5/15	1,851	—	374,865
	LTIP Choice Award (5)	8/5/15	1,851	—	374,865

Charles J. Chapman III	Replacement Restricted Stock Award (2)	2/26/15	1,077	—	173,979
	Replacement Choice Award (3)	2/26/15	1,077	—	173,979
	Discretionary Restricted Stock Award (7)	2/26/15	3,095	—	499,966
	LTIP Restricted Stock Award (4)	8/5/15	859	—	173,965
	LTIP Choice Award (5)	8/5/15	859	—	173,965

Blaine E. Hurst	Replacement Restricted Stock Award (2)	2/26/15	1,077	—	173,979
	Replacement Choice Award (3)	2/26/15	1,077	—	173,979
	Discretionary Restricted Stock Award (7)	2/26/15	3,095	—	499,966
	LTIP Restricted Stock Award (4)	8/5/15	859	—	173,965
	LTIP Choice Award (5)	8/5/15	859	—	173,965

(1)	In March 2012, our Board determined that on a going forward basis, our Chief Executive Officer would be eligible for annual grants under our LTIP in an amount equal to 300% of his annual base salary, which includes eligibility for a performance award equal to 150% of his annual base salary, a choice award equal to 75% of his annual base salary, and a restricted stock award equal to 75% of his annual base salary.

(2)	Represents replacement restricted stock awards, which together with the replacement choice awards, were granted in fiscal 2015 under our 2006 Stock Incentive Plan in lieu of a three-year performance award under the LTIP for the performance period from 2015 to 2017. Replacement restricted stock awards are comprised of shares of Class A Common Stock that are subject to forfeiture. The shares of restricted stock vest in full on February 26, 2018, subject to continued employment with us.

(3)	Represents replacement choice awards, which together with the replacement restricted stock awards, were granted in fiscal 2015 under our 2006 Stock Incentive Plan in lieu of a three-year performance award under the LTIP for the performance period from 2015 to 2017. The replacement choice awards are in the form of a restricted stock award and/or SSARs. The shares of restricted stock and SSARs each vest in full on February 26, 2018, subject to continued employment with us.

(4)	Represents awards granted in fiscal 2015 related to the restricted stock award component of our LTIP. Restricted stock awards are comprised of shares of Class A Common Stock that are subject to forfeiture. The shares of restricted stock each vest over a five-year period, with 25% vesting on the second anniversary of the date of grant and an additional 25% vesting each year thereafter for the subsequent three years, subject to continued employment with us.

(5)	Represents awards granted in fiscal 2015 related to the choice award component of our LTIP. The choice awards are in the form of a restricted stock award and/or SSARs. The shares of restricted stock and SSARs each vest over a five-year period, with 25% vesting on the second anniversary of the date of grant and an additional 25% vesting each year thereafter for the subsequent three years, subject to continued employment with us.

(6)	Represents a choice award in the form of a restricted stock award granted in fiscal 2015 under our 2006 Stock Incentive Plan. The shares of restricted stock vest as to 33.3% of the original number of shares on the first anniversary of the date of grant and as to an additional 33.3% of the original number of shares on each of the second and third anniversary of the date of grant.

(7)	Represents restricted stock awards granted in fiscal 2015 under our 2006 Stock Incentive Plan. The shares of restricted stock vest in full on February 26, 2017, subject to continued employment with us.

Information Relating to Equity Awards and Holdings

The following table sets forth information concerning restricted stock that has not vested, stock options that have not been exercised and equity incentive plan awards for each of our NEOs outstanding as of December 29, 2015.

Outstanding Equity Awards at December 29, 2015

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Ronald Shaich	2,707	8,123	166.19	7/30/2019(1)	—	—
	—	13,790	161.54	2/26/2021(2)	—	—
	—	—	—	—	661(4)	130,270
	—	—	—	—	661(4)	130,270
	—	—	—	—	1,390(7)	273,941
	—	—	—	—	1,390(7)	273,941
	—	—	—	—	2,708(9)	533,693
	—	—	—	—	4,178(10)	823,400
	—	—	—	—	4,178(10)	823,400
	—	—	—	—	3,940(11)	776,495
	—	—	—	—	3,143(12)	619,422
	—	—	—	—	3,143(12)	619,422
Michael J. Bufano	—	—	—	—	79(4)	15,569
	—	—	—	—	79(4)	15,569
	—	—	—	—	105(6)	20,693
	—	—	—	—	105(6)	20,693
	—	—	—	—	149(9)	29,365

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
	—	—	—	—	149(9)	29,365
	—	—	—	—	405(10)	79,817
	—	—	—	—	405(10)	79,817
	—	—	—	—	376(11)	74,102
	—	—	—	—	376(11)	74,102
	—	—	—	—	524(12)	103,270
	—	—	—	—	524(12)	103,270
William W. Moreton	—	—	—	—	778(4)	153,328
	—	—	—	—	778(4)	153,328
	—	—	—	—	1,390(7)	273,941
	—	—	—	—	1,390(7)	273,941
	—	—	—	—	2,708(9)	533,693
	—	—	—	—	2,708(9)	533,693
Andrew H. Madsen	—	—	—	—	1,775(13)	349,817
	—	—	—	—	1,775(13)	349,817
	—	—	—	—	474(14)	93,416
	—	—	—	—	474(14)	93,416
	—	—	—	—	8,058(15)	1,588,071
	—	—	—	—	1,851(12)	364,795
	—	—	—	—	1,851(12)	364,795
Charles J. Chapman III	—	—	—	—	178(5)	35,080
	—	—	—	—	178(5)	35,080
	—	—	—	—	431(6)	84,941
	—	—	—	—	431(6)	84,941
	—	—	—	—	741(9)	146,036
	—	—	—	—	741(9)	146,036
	—	—	—	—	1,142(10)	225,065
	—	—	—	—	1,142(10)	225,065
	—	—	—	—	1,077(11)	212,255
	—	—	—	—	1,077(11)	212,255
	—	—	—	—	3,095(16)	609,963
	—	—	—	—	859(12)	169,292
	—	—	—	—	859(12)	169,292
Blaine E. Hurst	—	—	—	—	156(3)	30,744
	—	—	—	—	189(4)	37,248
	—	—	—	—	189(4)	37,248
	—	—	—	—	302(6)	59,518
	—	—	—	—	302(6)	59,518
	—	—	—	—	741(9)	146,036
	—	—	—	—	741(9)	146,036
	—	—	—	—	1,142(10)	225,065
	—	—	—	—	1,142(10)	225,065
	—	—	—	—	1,077(11)	212,255
	—	—	—	—	1,077(11)	212,255
	—	—	—	—	3,095(16)	609,963
	—	—	—	—	859(12)	169,292
	—	—	—	—	859(12)	169,292

(1)	Represents SSARs awarded on July 30, 2013, which vest over five years in four equal installments beginning on the second anniversary of the grant date, subject to continued employment with us. The first installment vested on July 30, 2015, with each remaining installment vesting every year thereafter until fully vested.

(2)	Represents replacement choice award in the form of SSARs awarded on February 26, 2015 in lieu of a three-year performance award under the LTIP for the performance period from 2015 to 2017. The SSARs vest in full on February 26, 2018, subject to continued employment with us.

(3)	Represents grants awarded on March 4, 2011 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vested on March 4, 2013 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(4)	Represents grants awarded on August 10, 2011 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vested on August 10, 2013 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(5)	Represents grants awarded on November 11, 2011 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vested on November 11, 2013 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(6)	Represents grants awarded on August 23, 2012 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vested on August 23, 2014 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(7)	Represents grants awarded on September 21, 2012 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vested on September 21, 2014 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(8)	Represents grants awarded on June 3, 2013 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vested on June 3, 2015 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(9)	Represents grants awarded on July 30, 2013 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vested on July 30, 2015 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(10)	Represents grants awarded on August 6, 2014 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vests on August 6, 2016 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(11)	Represents replacement restricted stock awards or replacement choice awards in the form of restricted stock awards awarded on February 26, 2015 that vest in full on February 26, 2018, subject to continued employment with us.

(12)	Represents grants awarded on August 5, 2015 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vests on August 5, 2017 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(13)	Represents replacement restricted stock awards or replacement choice awards in the form of restricted stock awards awarded on May 20, 2015 that vest in full on February 26, 2018, subject to continued employment with us.

(14)	Represents grants awarded on May 20, 2015 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vests on May 20, 2017 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(15)	Represents a restricted stock award awarded on May 20, 2015; the first 33.3% installment of this award vests on May 20, 2016 and additional 33.3% installments vest each year thereafter, subject to continued employment with us.

(16)	Represents restricted stock awards awarded on February 26, 2015 that vest in full on February 26, 2017, subject to continued employment with us.

The following table sets forth information concerning the exercise of stock options and vesting of restricted stock during fiscal 2015 for each of our NEOs.

Option Exercises and Stock Vested in Fiscal 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Ronald M. Shaich	—	—	6,672	1,326,943
Michael J. Bufano	—	—	981	196,472
William W. Moreton	—	—	6,972	1,386,683
Andrew H. Madsen	—	—	—	—
Charles J. Chapman III	—	—	1,521	287,692
Blaine E. Hurst	—	—	1,327	258,076

(1)	Number of shares acquired on vesting of stock awards is the gross number of shares vested, including shares that were surrendered to us for the payment of withholding taxes pursuant to the terms of our 2006 Stock Incentive Plan.

Equity Compensation Plan Information

The following table provides information as of December 29, 2015 about the securities which are already issued, or authorized for future issuance, under our equity compensation plans (including our 2006 Stock Incentive Plan, our 2015 Stock Incentive Plan and individual compensation arrangements):

	Number of Securities to be Issued Upon Exercise of Outstanding Options(1)	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)(2)
Plan Category:
Equity Compensation Plans Approved by Security Holders (3)	71,110	$161.74	1,784,760	(4)
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	71,110	$161.74	1,784,760	(4)

(1)	Number of shares is subject to adjustment for changes in capitalization such as stock splits, stock dividends and similar events.

(2)	In addition to being available for future issuance upon exercise of SSARs that may be granted after December 29, 2015, all of the shares available for grant under the 2015 Stock Incentive Plan may instead be issued in the form of stock options, restricted stock, unrestricted stock, restricted stock units, stock appreciation rights, performance awards or other stock-based awards.

(3)	Consists of the 2006 Stock Incentive Plan, 2015 Stock Incentive Plan and the Employee Stock Purchase Plan.

(4)	Consists of 1,659,565 shares issuable under the 2015 Stock Incentive Plan and 125,195 shares issuable under the Employee Stock Purchase Plan.

Potential Payments Upon Termination or Change-in-Control

The table below shows the estimated incremental value transfer to each of our NEOs under various scenarios relating to a termination of employment. The tables below assume that such termination occurred on December 29, 2015, the last day of fiscal 2015. The actual amounts that would be paid to any NEO can only be determined at the time of an actual termination of employment and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are generally available to our full-time employees.

	Retirement or Resignation ($)	Termination for Cause ($)	Termination without Cause ($)	Resignation for Good Reason ($)	Termination Following Change-in- Control ($)	Death or Disability ($)
Ronald M. Shaich
Salary Continuation Payments	—	—	—	—	—	—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—	(2)	(3)
Continuation of Benefits (1)(4)	—	—	962	—	962	—
Life Insurance Payout	—	—	—	—	—	750,000
Total	—	—	962	—	962	750,000

	Retirement or Resignation ($)	Termination for Cause ($)	Termination without Cause ($)	Resignation for Good Reason ($)	Termination Following Change-in- Control ($)	Death or Disability ($)
Michael J. Bufano
Salary Continuation Payments	—	—	425,000	—	425,000	—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—	(2)	(3)
Continuation of Benefits (1)(4)	—	—	—	—	—	—
Life Insurance Payout	—	—	—	—	—	450,000
Total	—	—	425,000	—	425,000	450,000
William W. Moreton
Salary Continuation Payments	—	—	418,000	—	418,000	—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—	(2)	(3)
Continuation of Benefits (1)(4)	—	—	962	—	962	—
Life Insurance Payout	—	—	—	—	—	450,000
Total	—	—	418,962	—	418,962	450,000
Andrew H. Madsen
Salary Continuation Payments (1)	—	—	1,536,000	—	1,536,000	—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—	(2)	(3)
Continuation of Benefits (1)(4)	—	—	—	—	—	—
Life Insurance Payout	—	—	—	—	—	450,000
Total	—	—	1,536,000	—	1,536,000	450,000
Charles J. Chapman III
Salary Continuation Payments (1)	—	—	557,000	—	557,000	—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—	(2)	(3)
Continuation of Benefits (1)(4)	—	—	546	—	546	—
Life Insurance Payout	—	—	—	—	—	450,000
Total	—	—	557,546	—	557,546	450,000
Blaine E. Hurst
Salary Continuation Payments (1)	—	—	557,000	—	557,000	—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—	(2)	(3)
Continuation of Benefits (1)(4)	—	—	1,300	—	1,300	—
Life Insurance Payout	—	—	—	—	—	450,000
Total	—	—	558,300	—	558,300	450,000

(1)	These amounts are reduced by compensation received in connection with future employment during such year, and are contingent upon his or her compliance with the requirements of the Confidential and Proprietary Information and Non-Competition Agreement to which such NEO is a party.

(2)	The vesting of equity compensation may be accelerated by our Board in its discretion in specified circumstances in connection with a change-in-control. Please see the discussion under “Termination and Change-in-Control Provisions in Our Agreements” below for more information.

(3)	In the event of the recipient’s death or disability between two vesting accrual periods, a pro rata portion of the unvested options or restricted stock which would have vested had the NEO not died or become disabled prior to the vesting accrual period next following the death or disability will be vested.

(4)	Represents the estimated value of the NEO’s continued benefits for one year.

Termination and Change in Control Provisions in Our Agreements

Each of our Executive Vice Chairman, President, Executive Vice Presidents and Senior Vice Presidents are party to Confidential and Proprietary Information and Non-Competition Agreements, which provide that, in the event the executive officer is terminated without cause, he or she will receive his or her then current annual base salary (including car allowance, if applicable) and insurance benefits, and in some instances may be permitted to make contributions to our 401(k) savings plan, for a period of one year. All such payments are reduced by any compensation the terminated executive receives in connection with future employment during such year, and are contingent upon his or her compliance with confidentiality and non-compete provisions of the agreement.

Mr. Madsen, our President, is party to an employment agreement that provides that in the event that he is terminated without cause, he will be entitled to receive a severance payment equal to 52 weeks of his base salary, a car allowance totaling $18,000 and reimbursement of the company’s portion of health and/or dental insurance premiums for 52 weeks. The employment agreement further provides that in the event that Mr. Madsen is terminated without cause within 18 months of his date of hire of May 11, 2015, he will be entitled to receive an additional severance payment equal to 52 weeks of base salary and a car allowance totaling $18,000.

Our 2015 Stock Incentive Plan contains provisions addressing the consequences of any Reorganization Event, which is defined as (1) any merger or consolidation of us with or into another entity as a result of which all of our Common Stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled, or (2) any transfer or disposition of all of our Common Stock for cash, securities or other property pursuant to a share exchange or other transaction, or (3) our liquidation or dissolution. In connection with a Reorganization Event, our Board or our Compensation Committee may take any one or more of the following actions as to all or any (or any portion of) outstanding awards under the 2015 Stock Incentive Plan other than restricted stock on such terms as our Board or our Compensation Committee determines (except to the extent specifically provided otherwise in an applicable award agreement or another agreement between us and the award holder): (a) provide that such awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (b) upon written notice, provide that all unexercised and/or unvested awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised (to the extent then exercisable) within a specified period following the date of such notice, (c) provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such Reorganization Event, (d) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event, which the Plan refers to as the “Acquisition Price,” make or provide for a cash payment to award holders with respect to each award held by an award holder equal to (1) the number of shares of Common Stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (2) the excess, if any, of (i) the Acquisition Price over (ii) the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award, (e) provide that, in connection with our liquidation or dissolution, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (f) any combination of the foregoing. Upon the occurrence of a Reorganization Event other than our liquidation or dissolution, our repurchase and other rights with respect to outstanding restricted stock shall inure to the benefit of our successor and shall, unless our Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such restricted stock; provided, however, that the Board may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any restricted stock or any agreement between a restricted stock holder and us or provide for forfeiture of such restricted stock if issued at no cost. Upon the occurrence of a Reorganization Event involving our liquidation or dissolution, except to the extent specifically provided to the contrary in the instrument evidencing any restricted stock or any other agreement between a restricted stock holder and us, all restrictions and conditions on all restricted stock then outstanding will automatically be deemed terminated or satisfied. Our Compensation Committee has not made any of the foregoing determinations.

Our LTIP contains the following change in control provisions: In the event of (a) the purchase or other acquisition by any person, entity or group of persons of beneficial ownership of 50% or more of the combined voting power of our then outstanding Common Stock; (b) individuals who constitute the Board as of the effective date of the LTIP, which our LTIP refers to as the “Incumbent Board,” cease to constitute at least a majority of the Board; (c) consummation of a reorganization, merger or consolidation, except in the case where immediately after the reorganization, merger or consolidation, (1) our existing stockholders continue to own more than 50% of the combined voting power of the new entity, and (2) a majority of the Board following the reorganization, merger or consolidation were members of the Incumbent Board; (d) stockholder approval of our liquidation or dissolution, or the consummation of a sale of all or substantially all of our assets; or (e) any other event that a majority of the Incumbent Board shall determine may constitute a change in control, our Compensation Committee may take the following action(s): (A) provide for the acceleration of vesting or payment for any time period relating to the realization of the award; (B) provide for the purchase of the award upon participant’s request for an amount of cash or other property; (C) adjust the terms of any award to reflect the change in control; (D) cause the award to be assumed, or new rights substituted; or (E) make such other provisions as it may consider equitable. Our Compensation Committee has not taken any of the foregoing actions.

Our 2006 Stock Incentive Plan contains provisions addressing the consequences of any Reorganization Event, which is defined as (1) any merger or consolidation of us with or into another entity as a result of which all of our Common Stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled, or (2) any exchange of all of our Common Stock for cash, securities or other property pursuant to a share exchange transaction, or (3) our liquidation or dissolution. In connection with a Reorganization Event, our Board or our Compensation Committee will take any one or more of the following actions as to all or any outstanding awards under the 2006 Stock Incentive Plan on such terms as our Board or our Compensation Committee determines: (a) provide that awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (b) upon written notice, provide that all unexercised options or other unexercised awards will become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised within a specified period following the date of such notice, (c) provide that outstanding awards will become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such Reorganization Event, (d) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event, which the Plan refers to as the “Acquisition Price,” make or provide for a cash payment to an award holder equal to (1) the Acquisition Price times the number of shares of Common Stock subject to the holder’s awards (to the extent the exercise price does not exceed the Acquisition Price) minus (2) the aggregate exercise price of all the holder’s outstanding awards, in exchange for the termination of such awards, (e) provide that, in connection with our liquidation or dissolution, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (f) any combination of the foregoing. Our Compensation Committee has not made any of the foregoing determinations.

Compensation of Directors

The independent members of our Board, after considering the recommendation of our Nominations and Corporate Governance Committee, establish the annual compensation package for our non-employee directors. In order to set competitive compensation for our non-employee directors, our Nominations and Corporate Governance Committee may consider generally available source material from business periodicals, proxy statements, and other resources as well as engage third party advisors. The compensation package of our non-employee directors consists of cash payments and stock and option awards.

Under our director compensation plan, we granted stock and option awards to our non-employee directors on the first business day of fiscal 2016 for their fiscal 2015 services. Mr. Moreton and Mr. Shaich receive no compensation for serving as directors. The following table sets forth information regarding the compensation we paid to our non-employee directors for fiscal 2015 board service.

Non-Employee Director Compensation For Fiscal 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($) (2)
Domenic Colasacco	90,000	31,816	34,869	156,685
Fred K. Foulkes	65,000	31,816	34,869	131,685
Larry J. Franklin	55,000	31,816	34,869	121,685
Thomas E. Lynch	60,000	31,816	34,869	126,685
Diane Hessan	50,000	31,816	34,869	116,685

(1)	These amounts represent the aggregate grant date fair value of awards for grants of Class A Common Stock or stock options to each listed director in fiscal 2015. See Note 17 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2015 regarding assumptions underlying valuation of equity awards. Represents stock grants awarded in fiscal 2016 for fiscal 2015 services.

(2)	All shares of Class A Common Stock that were held by each non-employee director at the end of fiscal 2015 were fully vested. The aggregate number of shares of Class A Common Stock underlying unexercised options held by each non-employee director at the end of fiscal 2015 are as follows:

Name	Number of Shares Underlying Unexercised Option Awards
Domenic Colasacco	3,315
Fred K. Foulkes	3,315
Larry J. Franklin	3,315
Thomas E. Lynch	3,315
Diane Hessan	1,170

The following is a description of the compensation arrangements for our non-employee directors.

Cash Compensation.    Our directors who are not employees are entitled to receive cash fees in consideration of their Board service. These cash fees are payable in four equal quarterly installments at the beginning of each fiscal quarter. The cash fees for our non-employee directors are set forth in the following table.

Annual fee for service as a member of our Board	$50,000
Additional annual fee for service as Lead Independent Director	$25,000
Additional annual fee for service as Chair of the Audit Committee	$15,000
Additional annual fee for service as member of the Audit Committee	$5,000
Additional annual fee for service as Chair of the Compensation Committee	$10,000
Additional annual fee for service as Chair of Nominations and Corporate Governance Committee	$10,000

We also reimburse all non-employee directors for out-of-pocket expenses incurred attending Board, committee, or stockholder meetings.

Equity Compensation.    Our non-employee directors also receive equity compensation for serving as directors, which consists of annual grants made as of the first business day of the fiscal year for the prior fiscal year’s service. Our non-employee directors received the following annual equity grants on December 30, 2015 for their fiscal 2015 service:

•	163 shares of our Class A Common Stock (which is equal to $32,000 divided by $195.19, the fair market value of our Class A Common Stock on the date grant); and

•

a fully vested option to purchase 652 shares of our Class A Common Stock (which is equal to 4 times the number of shares of Class A Common Stock granted, as described in the bullet above), with an exercise price of $195.19, which was the fair market value of the stock on the date of grant. The options are exercisable for a period of six years, subject to earlier termination following termination of service as a director.

OWNERSHIP OF OUR COMMON STOCK

The following table sets forth certain information as of March 15, 2016, with respect to the beneficial ownership of our Common Stock by:

•	each director and director nominee,

•	our NEOs,

•	all of our directors, director nominees and executive officers as a group, and

•	each person we know to beneficially own more than 5% of any class of our Common Stock.

We have determined beneficial ownership in accordance with the rules promulgated by the SEC. Unless otherwise indicated in the footnotes to the table, each person or entity has sole voting and investment power with respect to the stock listed. Applicable percentage ownership is based on 22,799,897 shares of Class A Common Stock and 1,381,730 shares of Class B Common Stock issued and outstanding on March 15, 2016. In computing the number of shares of Common Stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding shares of Common Stock subject to options, SSARs or warrants held by that person or entity that are currently exercisable within sixty days of March 15, 2016. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127.

	Class A Common Stock				Class B Common Stock			Combined Voting Percentage (1)
Name of Beneficial Owner	Number		Percent		Number (1)		Percent

Named Executive Officers and Directors
Ronald M. Shaich	1,281,808	(2)	5.62%		1,164,596	(2)	84.28%	13.40%
Michael J. Bufano	5,467		*		—		—	*
William W. Moreton	16,156	(3)	*		—		—	*
Andrew H. Madsen	16,258		*
Charles J. Chapman III	17,282		*		—		—	*
Blaine E. Hurst	13,793		*		—		—	*
Domenic Colasacco	211,357	(4)	*		194,184	(4)	14.05%	2.23%
Fred K. Foulkes	21,493	(5)	*		—		—	*
Larry J. Franklin	19,122	(6)	*		—		—	*
Diane Hessan	943	(7)	*		—		—	*
Thomas E. Lynch	8,339	(8)	*		—		—	*
Mark Stoever	—		*		—		—	*
James D. White	—		*		—		—	*

All directors, director nominees and executive officers as a group (17 persons)	1,589,055	(9)	6.96	%(9)	1,311,690		94.93%	16.17%

5% Security Holders
Wellington Management Group LLP and affiliates 280 Congress Street Boston, MA 02210	2,496,024	(10)	10.95%		—		—	9.26%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,660,413	(11)	7.28%		—		—	6.16%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	1,644,171	(12)	7.21%		—		—	6.10%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	1,643,213	(13)	7.21%		—		—	6.10%

*	Less than one percent.

(1)	This column represents voting power rather than percentage of equity interest as each share of Class A Common Stock is entitled to one vote, while each share of Class B Common Stock is entitled to three votes. Combined, the Class A Common Stock (22,799,897 votes) and the Class B Common Stock (4,145,190 votes) entitle their holders to an aggregate of 26,945,087 votes as of March 15, 2016. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a one-for-one basis.

(2)	Consists of (a) 109,448 shares of Class A Common Stock held by Mr. Shaich, (b) 7,200 shares of Class A Common Stock held by the Shaich Family Foundation, of which Mr. Shaich is a trustee, (c) 564 shares of Class A Common Stock issuable to Mr. Shaich upon the exercise of 2,707 SSARs within 60 days of March 15, 2016 (d) 648,315 shares of Class B Common Stock held by Mr. Shaich, (e) 447,739 shares of Class B Common Stock held by Ronald M. Shaich 2015 Qualified Annuity Trust, a grantor retained annuity trust of which Mr. Shaich is a trustee, (f) 21,452 shares of Class B Common Stock held by Ronald M. Shaich 2011 Qualified Annuity Trust, a grantor retained annuity trust of which Mr. Shaich is a trustee, and (g) 47,090 shares of Class B Common Stock held by SGC Trust LLC, which is owned by Shaich Grandchildren’s Trust, of which Mr. Shaich is investment trustee and exercises investment and voting control. For purposes of calculating the number of shares of Class A Common Stock issuable upon the exercise of SSARs, the number of shares of Class A Common Stock included in the table was calculated by multiplying the number of exercisable SSARs by the difference between the closing price of the Class A Common Stock on the NASDAQ Global Select Market on March 15, 2016 and the exercise price of the SSARs divided by the closing price of the Class A Common Stock on the NASDAQ Global Select Market on March 15, 2016. The combined voting percentage for Mr. Shaich assumes that none of the shares of Class B Common Stock beneficially owned by Mr. Shaich are converted into shares of Class A Common Stock.

(3)	Consists of (a) 9,635 shares of Class A Common Stock held by Mr. Moreton and (b) 6,521 shares of Class A Common Stock held by the William W. Moreton Trust, of which Mr. Moreton is a trustee.

(4)	Consists of (a) 12,910 shares of Class A Common Stock held by Mr. Colasacco, (b) 4,263 shares of Class A Common Stock issuable to Mr. Colasacco upon the exercise of stock options within 60 days of March 15, 2016, (c) 147,094 shares of Class B Common Stock held by the Ronald M. Shaich Qualified Annuity Interest Trust, of which Mr. Colasacco is a trustee, and (d) 47,090 shares of Class B Common Stock held by SGC Trust LLC, of which Mr. Colasacco is a manager, which is owned by Shaich Grandchildren’s Trust, of which Mr. Colasacco is a trustee. The combined voting percentage for Mr. Colasacco assumes that none of the shares of Class B Common Stock beneficially owned by Mr. Colasacco are converted into shares of Class A Common Stock.

(5)	Consists of (a) 17,230 shares of Class A Common Stock held by Dr. Foulkes and (b) 4,263 shares of Class A Common Stock issuable to Dr. Foulkes upon the exercise of stock options within 60 days of March 15, 2016.

(6)	Consists of (a) 14,829 shares of Class A Common Stock held by Mr. Franklin, (b) 30 shares of Class A Common Stock held by Adam Franklin 1999 Irrevocable Trust, of which Mr. Franklin is a trustee and (c) 4,263 shares of Class A Common Stock issuable to Mr. Franklin upon the exercise of stock options within 60 days of March 15, 2016.

(7)	Consists of (a) 553 shares of Class A Common Stock held by Ms. Hessan and (b) 390 shares of Class A Common Stock issuable to Ms. Hessan upon the exercise of stock options within 60 days of March 15, 2016.

(8)	Consists of (a) 6,034 shares of Class A Common Stock held by Mr. Lynch and (b) 2,305 shares of Class A Common Stock issuable to Mr. Lynch upon the exercise of stock options within 60 days of March 15, 2016.

(9)

In addition to the shares beneficially owned by the directors and executive officers listed above, includes 23,985 shares of Class A Common Stock held by Blair, Koziol and Meister and Ms. Dunlap and 172 shares of shares of Class A Common Stock issuable to Ms. Dunlap upon the exercise of 542 SSARs within 60 days of March 15, 2016. For purposes of calculating the number of shares of Class A Common Stock issuable upon the exercise of SSARs, the number of shares of Class A Common Stock included in the table was calculated by multiplying the number of exercisable SSARs by the difference between the closing price of the Class A Common Stock on the NASDAQ Global Select Market on March 15, 2016 and the exercise price of the SSARs divided by the closing price of the Class A Common Stock on the NASDAQ Global Select Market on March 15, 2016. The combined voting percentage assumes that none of the shares of Class B Common Stock beneficially owned by Messrs. Shaich and Colasacco are converted into shares of Class A Common Stock. For the purpose of calculating shares of Class B Common Stock beneficially owned by all directors, director nominees and executive officers as a group, the 47,090 shares of Class B Common Stock held by Shaich Grandchildren’s Trust LLC, which is reported as beneficially owned by each of Messrs. Shaich and Colasacco have been included in the calculation only once.

(10)	Based on a Schedule 13G filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP with the SEC on January 11, 2016, Wellington Management Group LLP reports shared voting power with respect to 1,909,847 shares and shared dispositive power with respect to 2,496,024 shares; Wellington Group Holdings LLP reports shared voting power with respect to 1,909,847 shares and shared dispositive power with respect to 2,496,024 shares; Wellington Investment Advisors Holdings LLP reports shared voting power with respect to 1,909,847 shares and shared dispositive power with respect to 2,496,024 shares; and Wellington Management Company LLP reports voting power with respect to 1,840,347 shares and shared dispositive power with respect to 2,315,629 shares.

(11)	Based on Amendment No. 2 to Schedule 13G filed by The Vanguard Group, or Vanguard, with the SEC on February 11, 2016, Vanguard reports sole voting power with respect to 17,890 shares, shared voting power with respect to 1,300 shares, sole dispositive power with respect to 1,642,723 shares and shared dispositive power with respect to 17,690 shares.

(12)	Based on Amendment No. 3 to Schedule 13G filed by BlackRock, Inc., or BlackRock, with the SEC on February 10, 2016, BlackRock reports sole voting power with respect to 1,556,288 shares and sole dispositive power with respect to 1,644,171 shares.

(13)	Based on a Schedule 13G filed by Capital Research Global Investors with the SEC on February 12, 2016, Capital Research Global Investors reports sole voting power and sole dispositive power with respect to 1,643,210 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our Common Stock to file reports of ownership and changes of ownership with the SEC on Forms 3, 4 and 5. We believe that during fiscal 2015, our directors, executive officers and beneficial owners of more than 10% of our Common Stock timely complied with all applicable filing requirements. In making these disclosures, we relied solely on a review of copies of such reports filed with the SEC and furnished to us and written representations that no other reports were required.

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a classified Board. This means our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of the stockholders.

On January 31, 2016, our Board increased the size of our Board from seven members to nine members and elected Mark Stoever as a Class I director and James D. White as a Class II director. Our Board currently consists of nine members, divided into three classes as follows:

•	Class I is comprised of Fred K. Foulkes, D.B.A., Ronald M. Shaich and Mark Stoever, each with a term ending at the 2017 Annual Meeting of Stockholders;

•	Class II is comprised of Domenic Colasacco, Thomas E. Lynch and James D. White, each with a term ending at the 2018 Annual Meeting of Stockholders; and

•	Class III is comprised of Diane Hessan, Larry J. Franklin and William W. Moreton, each with a term ending at the Annual Meeting.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Ms. Hessan and Messrs. Franklin and Moreton are current directors whose terms expire at the Annual Meeting. Ms. Hessan and Messrs. Franklin and Moreton are each nominated for re-election as a Class III director, with a term ending at the 2019 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

Unless contrary instructions are provided on the proxy card, the persons named as proxies will, upon receipt of a properly executed proxy, vote for the election of Diane Hessan, Larry J. Franklin and William W. Moreton as directors for a term ending at the 2019 Annual Meeting of Stockholders, each such nominee to hold office until his or her successor has been duly elected and qualified. Each of the nominees has consented to being named in this proxy statement and to serve on our Board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board. We do not contemplate that any of the nominees will be unable to serve if elected.

A plurality of the combined voting power of the shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each nominee as a director.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF DIANE HESSAN, LARRY J. FRANKLIN AND WILLIAM W. MORETON.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of short-, intermediate- and long-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “Executive and Director Compensation and Related Matters” section of this proxy statement beginning on page 22, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee and our Board with respect to fiscal 2015. At our 2011 annual meeting of stockholders, a majority of our stockholders supported an annual vote on our executive compensation and, in response, our Compensation Committee determined to hold an annual vote on the matter, until the next vote on the frequency of executive compensation advisory votes, which will occur at the 2017 annual meeting of stockholders. The next advisory vote on the compensation of our NEOs will also occur at the 2017 annual meeting of stockholders.

As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. Our Board believes this link between compensation and the achievement of our short-, intermediate- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our Board is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Panera Bread Company, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement of Panera Bread Company, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our Board (or any committee thereof), create or imply any change to our fiduciary duties or those of our Board (or any committee thereof), or create or imply any additional fiduciary duties for us or our Board (or any committee thereof). However, our Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our NEOs.

OUR BOARD RECOMMENDS THAT YOU VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING “FOR” PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our books, records and accounts for fiscal 2016. This appointment is being presented to the stockholders for ratification at the Annual Meeting.

PricewaterhouseCoopers LLP, or PwC, has no direct or indirect material financial interest in our company or our subsidiaries. Representatives of PwC are expected to be present at the Annual Meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions.

PwC was our independent registered public accounting firm for fiscal 2015 and fiscal 2014. The following table sets forth the fees we paid to PwC during fiscal 2015 and fiscal 2014:

Nature of Service	2015 Fees	2014 Fees
Audit Fees (1)	$912,200	$872,750
Audit-Related Fees	$—	$—
Tax Fees (2)	$130,412	$404,927
All Other Fees (3)	$30,150	$52,450

Total:	$1,072,762	$1,330,127

(1)	“Audit Fees” represent fees for the respective fiscal year for professional services for the audit of our annual financial statements, the review of financial statements included in our quarterly financial statements and audit services provided in connection with other statutory or regulatory requirements. The Audit Committee pre-approved 100% of the “Audit Fees” in fiscal 2015 and fiscal 2014.

(2)	“Tax Fees” include our payments to PwC in fiscal 2015 and fiscal 2014 for their consultation on various income tax planning and compliance matters. The Audit Committee pre-approved 100% of the “Tax Fees” in fiscal 2015 and fiscal 2014.

(3)	“All Other Fees” consist of fees for products and services (other than the services disclosed under “Audit Fees” and “Tax Fees”) including fees for access to PwC’s accounting research database in fiscal 2015 and fiscal 2014 and fees for advisory services related to XBRL tagging in fiscal 2015 and fiscal 2014. The Audit Committee pre-approved 100% of the “All Other Fees” in fiscal 2015 and fiscal 2014.

The Audit Committee determined that the provision of the non-audit services by PwC described above is compatible with maintaining PwC’s independence.

The Audit Committee as a whole, or through its Chair, pre-approves all audit and non-audit services (including fees) to be provided by the independent registered public accounting firm. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve non-audit services not prohibited by law to be performed by PwC and associated fees up to a maximum of $125,000, provided that the Chair of the Audit Committee reports any decisions to pre-approve such services and fees to the full Audit Committee at its next regular meeting.

Proxies solicited by management will be voted for the ratification unless stockholders specify otherwise. Ratification by the stockholders is not required. Although we are not required to submit the appointment to a vote of the stockholders, our Board continues to believe it is appropriate as a matter of policy to request that the stockholders ratify the appointment of PwC as our independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain PwC or appoint another independent registered public accounting firm.

Even if the appointment is ratified, our Board and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 27, 2016.

OTHER MATTERS

As of the date of this proxy statement, we know of no matters not specifically referred to above as to which any action is expected to be taken at the Annual Meeting. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our company and our stockholders.

Stockholder Proposals and Nominations for the 2017 Annual Meeting of Stockholders

Stockholder Proposals Included in Proxy Statement

To be considered for inclusion in the proxy statement relating to the Annual Meeting of Stockholders to be held in 2017, stockholder proposals must be received at our principal executive offices no later than December 19, 2016, which is no less than 120 calendar days before the date our proxy statement was released to stockholders in connection with the prior year’s annual meeting of stockholders. If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s annual meeting on May 19, 2016, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

Stockholder Proposals and Nominations Not Included in Proxy Statement

We must receive other proposals of stockholders (including director nominations) intended to be presented at the 2017 Annual Meeting of Stockholders, or 2017 Annual Meeting, but not included in the proxy statement by February 18, 2017, but not before January 19, 2017, which is not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event the 2017 Annual Meeting is scheduled to be held on a date before April 19, 2017, or after July 18, 2017, which are dates 30 days before or 60 days after the first anniversary of the preceding year’s annual meeting, then your notice may be received by us at our principal executive office not earlier than the 120th day prior to the scheduled date of such annual meeting and not later than the close of business on the later of (1) the 90th day before the scheduled date of such annual meeting or (2) the 10th day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. Any proposals we do not receive in accordance with the above standards will not be voted on at the 2017 Annual Meeting. In certain cases, notice may be delivered later if the number of directors to be elected to our Board is increased.

Each stockholder’s notice for a proposal must be timely given to our Secretary at the address of our principal executive offices. Each notice generally is required to set forth as to each matter proposed to be brought before an annual meeting certain information and must meet other requirements specified in our by-laws, as determined by us, including (1) a brief description of the business the stockholder desires to bring before the meeting and the reasons for conducting such business at the meeting, (2) the name and address, as they appear on our stock transfer books, of such stockholder giving the notice and such beneficial owner, if any, on whose behalf the proposal is being made, (3) the class and series and number of our shares that are owned, beneficially or of record, by such stockholder and such beneficial owner, (4) a description of any material interest of such stockholder or such beneficial owner and the respective affiliates and associates of, or others acting in concert with, such stockholder or such beneficial owner in such business, (5) a description of any agreement, arrangement or understanding between or among such stockholder and/or such beneficial owner and any other person in connection with the proposal of such business or who may participate in the solicitation of proxies in favor of such proposal and (6) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by, or on behalf of such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to our shares.

For director nominations, a stockholder’s notice to the Secretary generally must set forth information specified in our by-laws, as determined by us, as to each person proposed to be nominated, including (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and series and number of our shares that are owned, beneficially or of record, by such person and (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (a) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (b) each proposed nominee and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand. The notice must also set forth as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (1) the name and address, as they appear on our transfer books, of such stockholder and such beneficial owner, (2) the class and series and number of our shares that are owned, beneficially or of record, by such stockholder and such beneficial owner, (3) a description of any agreement, arrangement or understanding between or among such stockholder and/or such beneficial owner and each proposed nominee and any other person or persons pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee(s) and (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loan shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to our shares. In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected.

The foregoing time limits also apply to determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These rules are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. In addition, stockholders are required to comply with any applicable requirements of the Exchange Act and the rules and regulations thereunder.

Householding of Proxies

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to Investor Relations Coordinator, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127, or call (800) 301-5566 ext. 6500.

If, at any time, (1) you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations Coordinator, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127, or call (800) 301-5566, ext. 6500.

Miscellaneous

Even if you plan to attend the Annual Meeting in person, please complete, sign, date and return the enclosed proxy promptly. Should you attend the Annual Meeting, you may revoke the proxy and vote in person. A postage-paid, return-addressed envelope is enclosed for your convenience. No postage need be affixed if mailed in the United States. Your cooperation in giving this your immediate attention will be appreciated.

You may obtain a copy of our annual report (without exhibits) filed with the Securities and Exchange Commission on Form 10-K for fiscal 2015 without charge upon written request to: Investor Relations Coordinator, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 18, 2016.

Vote by Internet • Go to www.investorvote.com/pnra • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends you vote FOR each of the director nominees listed in Proposal 1	+
and FOR Proposals 2 and 3.

1.	To elect the following nominees as Class III directors of Panera Bread Company, each to serve for a term ending at the 2019 Annual Meeting of Stockholders and until his or her respective successor has been duly elected and qualified:

	For	Withhold		For	Withhold		For	Withhold
01 - Larry J. Franklin	☐	☐	02 - Diane Hessan	☐	☐	03 - William W. Moreton	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To approve, in an advisory “say-on-pay” vote, the compensation of the named executive officers of Panera Bread Company.	☐	☐	☐	3. To ratify the appointment of PricewaterhouseCoopers LLP as Panera Bread Company’s independent registered public accounting firm for the fiscal year ending December 27, 2016.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Panera Bread Company

PANERA BREAD COMPANY

3630 South Geyer Road, Suite 100

St. Louis, MO 63127

Annual Meeting of Stockholders – May 19, 2016

Proxy Solicited on Behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints Scott G. Blair and Louis DiPietro, or either of them, as Proxies, the true and lawful attorneys in fact, agents and proxies of the undersigned with full power of substitution for and on behalf of the undersigned at the 2016 Annual Meeting of Stockholders of PANERA BREAD COMPANY to be held at the offices of PANERA BREAD COMPANY, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127, on May 19, 2016, at 10:30 a.m., Central Time, and at any and all postponements, adjournments, reschedulings or continuations thereof. The undersigned hereby directs the said Proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, the receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT, POSTPONEMENT, RESCHEDULING OR CONTINUATION THEREOF.

Should a director nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE UNLESS YOU VOTE OVER THE INTERNET OR BY TELEPHONE.